Exhibit 10.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

CAMBIUM LEARNING GROUP, INC.

EDCITY HOLDING INC.

and

VSS VKIDZ LLC

regarding the purchase and sale

of

all of the outstanding capital stock

of

VKIDZ HOLDINGS INC.

DATED AS OF May 13, 2018

.

-i-

-ii-

-iii-

-iv-

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 13, 2018 (the “Signing Date”), is by and among Cambium Learning Group, Inc., a Delaware corporation (the “Purchaser”), Edcity Holding Inc., a Florida corporation (“Edcity”), VSS VKidZ LLC, a Delaware limited liability company (“VSS”, and together with Edcity, the “Sellers” and each a “Seller”), VKidz Holdings Inc., a Delaware corporation (the “Company”) and VSS VKidZ LLC, solely in its capacity as Representative (as defined herein). Certain terms used in this Agreement are defined in Section 1.1.
RECITALS
WHEREAS, VSS owns 3,000,000 shares of Class A Stock and Edcity owns 2,000,000 shares of Class B Stock (collectively, the “Shares”), which, together with the Stock Options, constitute all of the issued and outstanding Equity Interests of the Company; and
WHEREAS, the Sellers desire to sell to Purchaser, and the Purchaser desires to purchase from the Sellers, all of the Shares, for the purchase price and upon the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions set forth herein, the parties hereto hereby agree as follows:
ARTICLE I

Definitions; Interpretations
Section 1.1    Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:
“Accounting Firm” means an accounting firm that (a) is independent of the Purchaser, the Sellers and the Company, and (b) is reasonably acceptable to the Purchaser and the Representative.
“Adjustment Escrow Amount” means $100,000.00.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
“Allocation Percentage” means, with respect to VSS, 60% and with respect to Edcity, 40%.
“Ancillary Agreements” means, collectively, the Escrow Agreement, Termination Agreement and Option Cancellation Agreement.

“Balance Sheet Date” means March 31, 2018.
“Benefit Arrangement” means each (i) employee benefit plan, as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) employment agreement, offer letter, consulting agreement, or any arrangement similar to any of the foregoing and (iii) bonus, commission, fee sharing, deferred compensation, incentive compensation, performance compensation, stock purchase, stock bonus, stock option, stock appreciation, restricted stock, restricted stock unit, phantom stock or other equity or equity-based compensation, savings, profit sharing, severance, retention, stay-bonus, change in control, termination pay, health or other medical, salary continuation, cafeteria, dependent care, vacation, sick leave, paid-time off, holiday pay, fringe benefit, reimbursement, life insurance, disability or other insurance, supplementary unemployment, pension retirement, supplementary retirement, welfare or other plan, program, policy, agreement or arrangement, whether written or unwritten, in each case sponsored, maintained, or contributed to, or required to be sponsored, maintained or contributed to, by the Company, for the benefit of any current or former employee, officer, director or independent contractor of the Company or with respect to which the Company has or may have any liability.
“Business” means the business and operations of the Company, as currently conducted and consistent with past practice, which includes providing educational solutions and services for school grades kindergarten through 12th grade.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.
“Charter Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, bylaws, articles of organization, certificate of formation, operating agreement, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, all stockholders’ agreements, all voting agreements, all voting trusts, all buy-sell agreements, all investor rights agreements, or other similar organizational and governing documents of such entity (in each case, as amended through the Signing Date).
“Class A Stock” means Company Common Stock designated as Class A Stock.
“Class B Stock” means Company Common Stock designated as Class B Stock.
“Class C Stock” means Company Common Stock designated as Nonvoting Class C Stock.
“Closing Indebtedness” means all Indebtedness of the Company as of the Effective Time.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Common Stock” means the common stock of the Company, $0.0001 par value per share.
“Company Documents” means this Agreement and each other agreement, document, instrument or certificate to be executed by the Company in connection with the consummation of the transactions contemplated hereby.

“Confidential Information” means nonpublic information, knowledge, or data relating to the Business, including, without limitation, (i) all forms and types of financial, business, customer and supplier lists, formulae, know-how, processes, secrets and trade secrets, consultant contracts, pricing information, marketing plans, product development plans, business acquisition plans, and all other information relating to the Business, whether tangible or intangible, whether oral or in writing, and whether or not marked, labeled, or otherwise identified as “confidential” or the like and whether or not developed independently prior to or during any affiliation with the Company; and (ii) all copies of any of the foregoing or any analyses, studies or reports that contain, are based on, or reflect any of the foregoing.  The term Confidential Information shall not include information: (i) that enters the public domain or is publicly available so long as neither the Company nor its Affiliates directly or indirectly causes such information to enter the public domain or become publicly available; or (ii) that was independently developed without use of the Confidential Information.
“Contract” means any contract, agreement, work order, task order, statement of work, purchase order, indenture, note, bond, mortgage, hypothec, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.
“Covered Transaction Expenses” means an aggregate of $300,000 of Transaction Expenses.
“Current Assets” means all accounts receivable (net of allowance for doubtful accounts), prepaid expenses and the other current assets listed on Schedule 1.1, each determined as of the Effective Time in accordance with GAAP and on the same basis as used in computing the sample adjusted net working capital set forth on Schedule 1.1 (the “Sample Working Capital”), including adjustments reflected thereon but, in any case, excluding cash and cash equivalents.
“Current Liabilities” means all accounts payable, checks-in-transit, deferred salary, accrued expenses and other payments which have been issued but not yet been funded, and the other current liabilities listed on Schedule 1.1, each determined as of the Effective Time in accordance with GAAP and on the same basis as used in computing the Sample Working Capital, including adjustments reflected thereon but, in any case, excluding (i) the Closing Indebtedness; (ii) Excess Transaction Expenses; (iii) Retention Expenses; and (iv) deferred revenues.

“Damages” means any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, Proceeding, assessment, deficiency, penalty, tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation, third party expert and consultant fees and expenses, and costs of remediation, including costs to remedy product defects), or expenses of any other nature and shall also include, to the extent required to be paid to any third-party, any exemplary, special, punitive, or compensatory damages.
“Effective Time” means 12:01 A.M. (New York City time) on the Closing Date.
“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code requirement or agreement with any Governmental Authority (x) relating to pollution

(or the cleanup thereof or the filing of information with respect thereto), protection of human health and safety and the environment, and protection of, preservation of and payment for or mitigation of impacts to natural resource, or (y) concerning exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of Regulated Substances, in each case as amended and as now or hereafter in effect. The term “Environmental Laws” includes, without limitation, any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the release of, presence of, exposure to, or ingestion of, any Regulated Substance.
“Equity Interests” means, with respect to a Person (a) any shares, participations, capital stock or similar security in a corporation, partnership interests in a general partnership or limited partnership, membership interests in a limited liability company, or the comparable instruments for any other entity, or any other interest entitling the holder thereof to participate in the profits of such Person, the proceeds or the disposition of such entity or any portion thereof, or to vote for the governing body of such entity and (b) options, warrants or other securities convertible into, or exercisable for, or exchangeable for, any equity securities (including those set forth in clause (a)) of such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to the Company, any other Person that, together with the Company, is or at any relevant time could have been treated as a single employer under Section 414 of the Code.
“Escrow Agent” means the Person appointed to act as Escrow Agent under this Agreement, as mutually agreed between the Purchaser and the Company prior to Closing.
“Exchange Ratio” means a fraction (expressed as a percentage) the numerator of which is the number of shares of Purchaser Common Stock that constitutes the Equity Consideration (calculated without giving effect to the last sentence of Section 2.2(a)) and the denominator of which is the number of shares of Company Common Stock (on a Fully Diluted Basis) outstanding as of immediately prior to the Closing.
“Excess Transaction Expenses” all Transaction Expenses that are in excess of the Covered Transaction Expenses.
“Fully Diluted Basis” means a number of shares Company Common Stock calculated on a basis which gives effect to all of the outstanding Equity Interests of the Company that are either Company Common Stock (or convertible into Company Common Stock) or In the Money Subject Stock Options and the issuance of the maximum number of shares of Company Common Stock upon the conversion or exercise thereof, as applicable.
“Fundamental Representations” means the representations set forth in Section 4.1 (Organization, Standing and Power), Section 4.2 (Authorization; Enforceability), Section 4.3 (Non-contravention), Section 4.4 (No Consents), Section 4.5 (Capitalization), Section 4.8 (Subsidiaries),

Section 4.13 (Taxes), Section 4.23 (Financial Advisors), Section 5.1 (Organization and Good Standing), Section 5.2 (Authorization; Enforceability) and Section 5.6 (Financial Advisors).
“GAAP” means generally accepted accounting principles as in effect in the United States on the Signing Date, as consistently applied by the Company.
“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization (including any university or other institute of higher education or learning) or any person acting in an official capacity for or on behalf of any such government, department, agency or instrumentality or on behalf of any such public organization.
“Governmental Authority” means any U.S. or other national, supranational, federal, state, provincial, local, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any regulatory or administrative agency, department, court, commission, tribunal, arbitral authority, board, bureau or other authority or instrumentality or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other self-regulatory organization or quasi-governmental entity established to perform any of such functions, and also including any non-governmental trade association, union or organization, guild or similar body.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, with respect to any Person, any indebtedness, liability or other obligation (i) in respect of borrowed money, whether or not contingent, or evidenced by bonds, notes, monies, debentures, or similar debt instruments or upon which interest payments are normally made, (ii) capital leases that would be classified as balance sheet liabilities in accordance with GAAP, (iii) in respect of loans and advances, whether or not contingent, (iv) for the payment of any deferred purchase price of any property (including any obligations secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien), assets or services, (v) guarantees, direct or indirect, in any manner, of all or any part of any indebtedness, leases, dividends or other obligations of any Person in any manner, whether directly or indirectly, (vi) all obligations under acceptance, standby letters of credit or similar facilities, in each case to the extent drawn, (vii) all matured obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests or any warrants, rights or options to acquire any such Equity Interest, (viii) in respect to overdrafts, (ix) in respect to interest rate and currency obligations, swaps, hedges, commodity hedges, energy hedges or similar arrangements, (x) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person or its Subsidiaries (even if the rights and remedies of seller or lender under such agreement following an event of default are limited to repossession of such sale or property), (xi) all premiums, penalties or make whole or similar payments paid or payable in connection with the obligations described in any other clause of this definition, (xii) all accrued interest of all obligations described in any other clause of this definition, (xiii) any guarantee by such Person of any indebtedness of another Person in connection with the obligations described in any other clause of this definition and (xiv) all obligations described in clauses (i) through (xiii) of this definition of a third party secured by any Lien on property or assets of such Person.
“Indemnified Taxes” shall mean (i) all Taxes (or the non-payment thereof) of the Sellers for all Tax periods, (ii) all Taxes (or the non-payment thereof) of the Company for all Pre-Closing Tax Periods, including, for the avoidance of doubt, any interest, additions to Tax or penalties with respect to such Taxes, whenever arising, and (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing.
“Indemnity Escrow Amount” means an amount equal to fifty percent (50%) of the R&W Insurance Policy Retention Amount.
“Intellectual Property” means any and all of the following, as they exist anywhere in the world, registered or unregistered: (i) patents and applications therefor and other patent rights, including continuations, divisionals, continuations-in-part, or reissues or reexaminations of patent applications and patents issuing thereon; (ii) trademarks, service marks, trade names, service names, brand names, taglines, trade dress, logos, internet domain names and other social media identifiers and related accounts and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof; (iii) copyrights and registrations and applications therefor, mask works, designs and works of authorship; (iv) trade secrets and other confidential or proprietary information or know-how, including technologies, processes, techniques, protocols, methods, formulae, algorithms, compositions, industrial models, architectures, layouts, designs, drawings, plans, specifications, methodologies, ideas, research and development, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals; (v) computer software programs, including all source code, executable code, systems, specifications, network tools, data, databases, firmware, designs and documentation related thereto (collectively “Software”); and (vi) all other similar intellectual property and proprietary rights of any kind, nature or description.
“Law” means any federal, state, provincial, municipal, local or foreign statute, law (including common law), statute, ordinance, rule, regulation, Order, writ, or administrative or judicial decision, in each case, of any Governmental Authority, including, without limitation, the Securities Act of 1933, as amended.
“Lien” or “Liens” means any lien (statutory or otherwise), mortgage, deed of trust, deed to secure debt, option, easement, right of way, lease, sublease, license, condition or restriction on transfer, restrictive covenant, pledge, charge, title defect, encroachment or other survey defect, adverse right or security interest, claim, right of first refusal, right of setoff or any other encumbrance of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale of receivables with recourse against any Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third party of property leased to any Person under a lease which is not in the nature of a conditional sale or title retention agreement), any subordination arrangement in favor of another Person, or voting trusts, proxies or restrictions (other than restrictions imposed by federal or state securities laws) of any kind.

“Material Adverse Effect” means a change, effect, event, occurrence or circumstance that is materially adverse to: (a) the business, assets, properties, results of operations, management or condition (financial or otherwise) of the Company or the Business, or (b) the ability of the Sellers or the Company to consummate the transactions contemplated by this Agreement or perform their respective obligations under this Agreement or the other documents contemplated hereby, except to the extent that any such event, circumstance, change, development, or effect results from or is attributable to: (i) changes in general economic conditions; (ii) changes affecting Company’s industry generally; (iii) natural disaster, acts of war or terrorism, or any escalation or worsening thereof; (iv) any changes in applicable laws or accounting principles; or (v) any action or failure to act specifically required by this Agreement or consented to by Purchaser; provided, that any change, effect, event, occurrence or circumstance resulting from matters described in any of the foregoing clauses (i), (ii) or (iii) may be taken into account in determining whether there is or has been a Material Adverse Effect to the extent that they have a disproportionate effect on the Company or the Business relative to other participants in the industries in which the Company operates or conducts the Business.
“NDA” means the Mutual Non-Disclosure Agreement, dated as of February 26, 2018, by and between the Purchaser and the Company.
“Order” means an order, judgment, ruling, injunction, assessment, decree, writ, stipulation, determination, agreement or award, in each case, entered by any court or other Governmental Authority.
“Ordinary Course of Business” means, with respect to the Company, the ordinary and usual course of day-to-day operations of the Business through the Signing Date consistent with past practice.
“Outside Date” means February 28, 2019.
“Permits” means any permit, license, authorization, approval, consent, registration, variance, certification, endorsement or qualification granted by or obtained from any Governmental Authority pursuant to Law.
“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a Governmental Authority or political subdivision thereof.
“Personal Data” means information, in any form, that identifies an individual or, in combination with any other information or data in possession of any Person, could reasonably be used to identify an individual.
“Pre-Closing Tax Period” shall mean taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Proceeding” means any judicial, administrative or arbitral action, suit, investigation, inquiry, proceeding or claim by or before a Governmental Authority.
“Purchaser Common Stock” means the common stock of the Purchaser, par value $0.001 per share.
“Purchaser Control Transaction” means the sale, transfer or other disposition, directly or indirectly, of all or a majority of the equity securities, or all or substantially all of the assets or business, of the Purchaser or its Subsidiaries, on a consolidated basis, whether effected in one transaction or a combination or series of transactions and whether by way of any merger, consolidation, business combination, recapitalization, reorganization, restructuring, investment, sale of capital stock or other equity interests, leveraged buyout, exchange offer, tender offer, sale or lease of assets, formation outside of the ordinary course of business of a joint venture, partnership or similar relationship, or any other similar transaction, however structured, which results, upon the consummation thereof, in the funds managed or advised by Veronis Suhler Stevenson LLC (or an Affiliate thereof) no longer owning, directly or indirectly, a majority of the Purchaser Common Stock.
“Purchaser Documents” means this Agreement and each other agreement, document, instrument or certificate to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby.
“Purchaser Required Vote” means the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding shares of Purchaser Common Stock in favor of adoption of this Agreement and the consummation of the transaction contemplated hereby.
“Purchaser Shares” means with respect to any referenced amount, that number of shares of Purchaser Common Stock equal to such referenced amount divided by the Share Price.
“R&W Insurance Policy” means the “buyer’s side” representation and warranty insurance policy to be obtained by the Purchaser, on terms and conditions acceptable to Purchaser, insuring the Purchaser for Damages due to breaches of representations and warranties set forth in Articles III and IV.
“R&W Insurance Policy Retention Amount” means the initial retention amount under the R&W Insurance Policy.
“Regulated Substances” means pollutants, contaminants, hazardous or toxic substances, compounds or related materials or chemicals, hazardous materials, solid or hazardous waste, flammables, explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including, but not limited to, waste petroleum and petroleum products) as regulated under applicable Environmental Laws.
“Retention Expenses” mean all sale, “stay-around,” retention, or similar bonuses or payments and all amounts payable as severance payments, retention payments, change in control payments and other amounts triggered by a change of control, to current or former directors, officers, employees and consultants paid by Company as a result of or in connection with the transactions contemplated hereby, but excluding the Representative Fund Amount.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller Documents” means this Agreement and each other agreement, document, instrument or certificate to be executed by any Seller in connection with the consummation of the transactions contemplated hereby.
“Sellers’ Knowledge” means the actual knowledge, after reasonable due inquiry, of John Edelson and VSS.
“Share Price” means with respect to the Purchaser Common Stock, the closing sale price per share for the Purchaser Common Stock on The NASDAQ Capital Market on the Business Day prior to the Closing Date.
“Stockholders Agreement” means that certain Stockholders Agreement, dated November 23, 2016, by and among Edcity, VSS and the Company.
“Subsidiary” means, with respect to a Person, a corporation or other entity of which 50% or more of the voting power of the Equity Interests is owned, directly or indirectly, by such Person.
“Target Working Capital” means $400,000.00
“Tax”, “tax”, “Taxes” or “taxes” means (i) all federal, state, local or non-U.S. taxes, including, without limitation, all net income, alternative minimum or add-on minimum tax, gross income, gross receipts, capital, paid-up capital, sales, use, ad valorem, value added, transfer, franchise, escheat, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, environmental, windfall profits, customs duties, or other like assessments or taxes of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, in each case whether or not disputed.
“Taxing Authority” means the U.S. Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.
“Tax Return” or “tax return” means any return, report, declaration, election, notice, form, designation or statement filed or required to be filed with respect to any Tax (including any schedule or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax.

“Termination Agreement” means an agreement terminating the Contracts mutually designated by the Company and the Purchaser as identified therein, in form and substance reasonably acceptable to the Purchaser.
“Transaction Documents” means the Purchaser Documents, the Seller Documents and the Company Documents.
“Transaction Expenses” means except as otherwise expressly set forth in this Agreement, the aggregate amount of all out-of-pocket fees and expenses, incurred by or on behalf of, or paid or to be paid by, the Company in connection with the process of selling the Company or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, including (A) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Authority or third parties on behalf of the Company, (B) any fees or expenses associated with obtaining the release and termination of any Liens, (C) all brokers’ or finders’ fees, and (D) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts, but excluding any Retention Expenses and the Representative Fund Amount. For the avoidance of doubt and notwithstanding anything contained herein to the contrary, Covered Transaction Expenses shall be assumed by the Purchaser as part of the purchase of the Shares and shall not be included in any calculation of Working Capital or subject to the adjustments of the Closing Consideration pursuant to Section 2.4 below.
“Working Capital” means, as of the Effective Time, Current Assets less Current Liabilities.
“Working Capital Collar Amount” shall mean, as dictated by context, plus or minus $600,000.00.

Section 1.2    Cross-Reference to Other Definitions. Each capitalized term listed below is defined in the corresponding section of this Agreement:

Defined Term	Section
Adjustment Excess	Section 2.4(b)(iv)
Adjustment Shortfall	Section 2.4(b)(iv)
Affected Property	Section 4.24
Agreement	Preamble
Base Equity Consideration	Section 2.2(a)
Basket Amount	Section 9.2(d)
Business Employee	Section 4.17(a)
Cap Amount	Section 9.2(d)
Closing	Section 2.6
Closing Balance Sheet	Section 2.4(b)(i)

Defined Term	Section
Closing Consideration	Section 2.2(a)
Closing Date	Section 2.6
Closing Date Reports	Section 2.4(b)(i)
Closing Working Capital Statement	Section 2.4(b)(i)
Company	Preamble
Company Equity Interests	Section 4.5(a)
Company Intellectual Property	Section 4.14(a)
Company Permits	Section 4.19(b)
Company Stock Compensation Plans	Section 4.5(a)
Company Systems	Section 4.14(g)
Consideration Schedule	Section 2.2(b)(i)
Edcity	Preamble
Escrow Account	Section 2.2(b)(ii)
Escrow Agreement	Section 2.2(b)(ii)
Escrow Amount	Section 2.2(b)(ii)
Estimated Closing Balance Sheet	Section 2.4(a)(i)
Estimated Closing Indebtedness	Section 2.4(a)(i)
Estimated Closing Reports	Section 2.4(a)(i)
Estimated Retention Expenses	Section 2.4(a)(i)
Estimated Working Capital	Section 2.4(a)(i)
Estimated Working Capital Excess	Section 2.4(a)(ii)
Estimated Working Capital Shortfall	Section 2.4(a)(ii)
Final Consideration	Section 2.4(b)(iv)
Financial Statements	Section 4.10(a)
Firm	Section 2.5
Indemnified Party	Section 9.2(c)
Indemnifying Party	Section 9.2(c)
Insurance Policies	Section 4.20
In the Money Subject Stock Options	Section 2.5
Leased Real Property	Section 4.7
Leases	Section 4.7
Licensed Intellectual Property	Section 4.14(a)
Material Contracts	Section 4.15(b)
Option Cancellation Amount	Section 2.5
Option Grant Agreement	Section 2.5
Other Antitrust Law	Section 4.14(a)
Out of the Money Subject Stock Options	Section 2.5
Owned Intellectual Property	Section 6.12(a)
Personal Property Leases	Section 4.6
Proposal	Section 6.4
Purchaser	Preamble

Defined Term	Section
Purchaser Indemnified Parties	Section 9.2(a)
Purchaser Termination Fee	Section 8.2
Reduction Amount	Section 2.2(a)
Related Persons	Section 4.21
Released Parties	Section 6.12
Remedies Exception	Section 3.2
Representative	Section 11.1
Representative Fund	Section 11.2
Representative Fund Amount	Section 11.2
Straddle Period	Section 6.6(d)
Subject Stock Options	Section 2.5
Survival Period	Section 9.1(a)
Representatives	Section 6.1
Restricted Party	Section 6.7(a)
Restricted Period	Section 6.7(a)
Seller or Sellers	Preamble
Seller Indemnified Parties	Section 9.2(b)
Shares	Recitals
Signing Date	Preamble
Stock Option(s)	Section 2.5
Third Party Claim	Section 9.4
Unresolved Claims	Section 9.3(a)
VSS	Preamble
WARN	Section 4.17(b)

Section 1.3    Interpretation. Unless the context otherwise requires, as used in this Agreement: (i) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP; (ii) “or” is not exclusive; (iii) “including” and its variants mean “including, without limitation” and its variants; (iv) the terms “Dollars” and “$” mean United States Dollars; (v) words defined in the singular have the parallel meaning in the plural and vice versa; (vi) words of one gender shall be construed to apply to each gender; (vii) the words “hereof”, “herein”, “hereby”, “hereto,” and derivative or similar words refer to this entire Agreement, including all Schedules hereto (which are incorporated herein by reference and made a part of this Agreement for all purposes); (viii) the terms “Article”, “Section”, “Preamble”, “Recital” and “Schedule” refer to the specified Article, Section, Preamble, Recital or Schedule of or to this Agreement; (ix) the phrases “delivered” or “made available” means that the information referred to has been physically or electronically delivered to the relevant parties (including, with respect to any document or item “made available” to the Purchaser, the term “made available” shall mean that such document or item has been made available to the Purchaser and its Representatives in the electronic data room maintained by the Company at least three (3) Business Days prior to the Signing Date; (x) unless specifically denominated as Business Days, references to “day” or “days” are to calendar days; (xi)

any references to time shall be references to New York time; (xii) the word “will” shall be construed to have the same meaning as the word “shall”; (xiii) references to agreements and other documents are deemed to include all subsequent amendments and other modifications thereto; and (xiv) references to any Law includes such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time and also to all rules and regulations promulgated thereunder.

ARTICLE II

Purchase and Sale of the Shares;
Consideration; Additional Covenants
Section 2.1    Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, at the Closing each Seller shall sell, assign, transfer, convey and deliver to the Purchaser all of such Seller’s right, title and interest in and to the Shares owned by such Seller, free and clear of all Liens, and the Purchaser shall purchase and acquire all of such Shares.

Section 2.2    Consideration and Related Matters.
(a)    Closing Consideration. The consideration to be paid by the Purchaser to each Seller for the sale and transfer of the Shares to the Purchaser as described in Section 2.1, upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, shall be, with respect to each Seller:
(i)    an aggregate number of shares of Purchaser Common Stock equal to the product of: (x) the sum of: (A) 6,742,000 shares of Purchaser Common Stock (the “Base Equity Consideration”), plus (B) such number of Purchaser Shares as shall equal the Estimated Working Capital Excess, if any, minus (C) such number of Purchaser Shares as shall equal the Estimated Working Capital Shortfall, if any, minus (D) such number of Purchaser Shares as shall equal the amount of the Estimated Retention Expenses, minus (E) such number of Purchaser Shares as shall equal the amount of the Estimated Transaction Expenses that constitute Excess Transaction Expenses, minus (F) such number of Purchaser Shares as shall equal the aggregate Option Cancellation Amount due to the holders of In-the Money Subject Stock Options pursuant to Section 2.5 minus (G) such number of Purchaser Shares as such equal the amount payable to such Seller under Section 2.2(a)(ii) below, (such number of shares of Purchaser Common Stock, the “Equity Consideration”) and (y) such Seller’s Allocation Percentage; and
(ii)    an amount in cash equal to the product of: (x) (A) the Escrow Amount plus (B) the Representative Fund Amount (together with the Equity Consideration, the “Closing Consideration”) and (y) such Seller’s Allocation Percentage.

Notwithstanding the foregoing in the event that the Base Equity Consideration is subject to increase as contemplated by clause (B) of Section 2.2(a)(i) above, the Purchaser may elect, in its sole and absolute discretion, to pay to Sellers at Closing an amount in cash equal to all or a portion of the Estimated Working Capital Excess, and, to the extent the Purchaser so elects to make any such payment in cash at Closing, the amount of Purchaser Shares to be issued by the Purchaser under clause (ii) of the immediately preceding sentence shall be reduced accordingly dollar-for-dollar.

(b)    Payments by the Purchaser.
(i)    The Purchaser shall pay or deliver, as applicable, the Closing Consideration to the Sellers by issuing the Purchaser Shares and paying the cash to Sellers in accordance with a consideration schedule in the form attached hereto as Schedule 2.2(b), which shall be delivered to the Purchaser by the Company and the Representative prior to the Closing (the “Consideration Schedule”). The Consideration Schedule shall include each of the following: (A) the calculation of the Closing Consideration pursuant to this Section 2.2; and the portion thereof that is payable in Purchaser Common Stock and cash; (B) the Allocation Percentage of each Seller; (C) the Equity Consideration to be paid by the Purchaser to each Seller for such Seller’s Shares being sold hereunder; and (D) the calculation of the Option Cancellation Amount for each holder of an In the Money Subject Stock Option pursuant to Section 2.5.
(ii)    On the Closing Date, the Purchaser shall deliver the (x) Adjustment Escrow Amount and (y) the Indemnity Escrow Amount (together, the “Escrow Amount”) to the Escrow Agent, by wire transfer of immediately available funds, which will be deducted and withheld from the Closing Consideration payable to the Sellers. The Escrow Amount plus all income accrued thereon shall be held in an escrow account (the “Escrow Account”), pursuant to the terms of the Escrow Agreement among the Escrow Agent, the Purchaser and the Representative in form and substance reasonably acceptable to the Purchaser and the Company (the “Escrow Agreement”), and disbursed pursuant to the provisions of this Agreement and the Escrow Agreement. Any and all interest, income and other earnings included in the Escrow Account will be applied as set forth in the Escrow Agreement.
(iii)    On the Closing Date, the Purchaser shall deliver to a separate account in the name of the Representative that is designated in writing by the Representative not less than three (3) Business Days prior to Closing, by wire transfer of immediately available funds, an amount equal to the Representative Fund Amount, which will be deducted and withheld from the portion of the Closing Consideration payable to the Sellers and utilized in accordance with Article XI.
(iv)    On the Closing Date, the Purchaser shall issue to each holder of an In-the-Money Subject Stock Option that has satisfied the applicable delivery conditions hereunder in the discretion of the Purchaser, an aggregate number of shares of Purchaser Common Stock (or, if so elected under Section 2.5, shall make or cause to be made to such holder a cash payment) equal to the Option Cancellation Amount to which such holder is entitled in respect of such In the Money Subject Stock Option, as set forth in the Consideration Schedule.

(v)    The Purchaser shall pay in full (on behalf of the Company), or shall provide sufficient funds to the Company to enable it to make such payment, an amount equal to the Estimated Closing Indebtedness by wire transfer of immediately available funds in the amounts and to the lenders identified in the Estimated Closing Reports. The Sellers shall cause the Company to deliver to the Purchaser at least three (3) Business Days prior to the Closing a payoff letter from each lender identified in the Estimated Closing Reports, in form and substance reasonably satisfactory to the Purchaser which payoff letter shall state the amount of the Estimated Closing Indebtedness owed to such lender and that, if such amount is paid to such lender on the Closing Date, such lender will release any and all Liens that it may have with respect to the Company and its assets.
(vi)    The Sellers shall cause the Company to deliver to the Purchaser prior to the Closing an invoice marked “final” from each Person to whom any Transaction Expenses are to be paid pursuant to this Section 2.2(b)(v) indicating all amounts to which each such Person is entitled from the Company. At the Closing, the Purchaser shall (on behalf of the Company), or shall provide sufficient funds to the Company to enable it to, pay all of the Estimated Transaction Expenses; provided, however, that with respect to any such payments to be made to employees of the Company, the Purchaser shall provide sufficient funds to the Company to enable them to make such payments, which the Purchaser shall cause the Company to make on the Closing Date subject to, and net of, the amount of any applicable employment, payroll and income Tax withholding.
(vii)    The Purchaser shall be entitled to deduct and withhold from any payment hereunder such amounts as it is required to deduct and withhold pursuant to the Code, the applicable Treasury Regulations thereunder, and/or any Law, and shall pay over to the applicable Governmental Authority, any amounts so withheld. All such amounts deducted and withheld shall be treated for purposes of this Agreement as having been paid to the Person to whom the amount withheld would otherwise have been paid.

Section 2.3    Document Deliveries at the Closing.
(a)    Document Deliveries by the Company and the Sellers. Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, at or prior to the Closing:
(i)    The Company shall deliver to the Purchaser a counterpart to the Escrow Agreement duly executed by the Representative.
(ii)    Each Seller shall deliver to the Purchaser the stock certificate(s) representing the Shares owned by such Seller, duly endorsed or accompanied by a duly executed stock power in form satisfactory to the Purchaser.
(iii)    The Company shall deliver to the Purchaser the minute book and stock transfer ledger of the Company.

(iv)    Each Seller and the Company shall execute and deliver to the Purchaser a certificate, in form and substance reasonably satisfactory to the Purchaser, stating that each of the conditions set forth in Sections 7.1(b), (c), (d) and (f) has been satisfied.
(v)    The Sellers shall cause the Company to deliver to the Purchaser a certificate of the Secretary (or other equivalent officer) of the Company, in form and substance satisfactory to the Purchaser, dated as of the Closing Date which shall certify (A) copies of resolutions in form and substance reasonably satisfactory to the Purchaser of the board of directors of the Company authorizing the execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and/or any instrument or document contemplated hereby or thereby, (B) certified copies of the Charter Documents of the Company as in effect on such date, complete with all amendments thereto, (C) such certificates of status, good standing certificates or like certificates issued by the relevant Governmental Authority with respect to the Company as the Purchaser shall reasonably request, and (D) the incumbency and signature of the officers of the Company authorized to execute this Agreement and the other Company Documents to which it is or will be a party and/or any instrument or document contemplated hereby or thereby.
(vi)    Each of the Sellers shall execute and deliver to the Purchaser a non-foreign affidavit, dated as of the Closing Date, sworn under the penalty of perjury and in the form and substance acceptable to the Purchaser in its sole discretion, stating it is not a foreign person as defined in Section 1445 of the Code.
(vii)    The Sellers and the Company shall deliver to the Purchaser the requisite consents or approvals from the Persons set forth on Schedule 3.4 and Schedule 4.4, each in form and substance satisfactory to the Purchaser.
(viii)    The Sellers and the Company shall deliver to Purchaser (A) fully executed payoff and lien release letters referenced in Section 2.2(b)(iv), each in form and substance acceptable to Purchaser, and (B) copies of the invoices referenced in Section 2.2(b)(v).
(ix)    The Company shall deliver to the Purchaser counterparts of the Termination Agreement duly executed by all parties thereto.
(x)    Each Seller shall execute and deliver to the Purchaser such additional conveyancing and other documents, instruments and agreements as the Purchaser shall reasonably determine to be appropriate, advisable or convenient to transfer to and fully vest in the Purchaser title and/or ownership to the Shares and to consummate the transactions contemplated hereunder and under the Transaction Documents, all in form and substance satisfactory to the Purchaser, as the case may be.
(b)    Document Deliveries by the Purchaser. Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, the Purchaser shall execute and deliver the following documents at or prior to the Closing:

(i)    counterparts of the Escrow Agreement duly executed by each of the Purchaser and the Escrow Agent;
(ii)    a certificate of the Secretary (or other equivalent officer) of the Purchaser, in form and substance satisfactory to the Representative, dated as of the Closing Date which shall certify (A) copies of resolutions in form and substance reasonably satisfactory to the Representative of the board of directors of the Purchaser authorizing the execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and/or any instrument or document contemplated hereby or thereby, (B) certified copies of the Charter Documents of the Purchaser as in effect on such date, complete with all amendments thereto, (C) such certificates of status, good standing certificates or like certificates issued by the relevant Governmental Authority with respect to the Purchaser as the Representative shall reasonably request, and (D) the incumbency and signature of the officers of the Purchaser authorized to execute this Agreement and the other Purchaser Documents to which it is or will be a party and/or any instrument or document contemplated hereby or thereby;
(iii)    a copy of the irrevocable instructions to the Company’s transfer agent instructing the transfer agent to deliver, on an expedited basis, a certificate or uncertificated indicia evidencing the Purchaser Shares to be issued as Closing Consideration, registered in the name of the Sellers, as allocated in accordance with the Consideration Schedule;
(iv)    a certificate, in form and substance reasonably satisfactory to the Sellers, stating that each of the conditions set forth in Sections 7.2(b) and (c) has been satisfied;
(v)    certificate of coverage showing that Purchaser has obtained the R&W Insurance Policy; and
(vi)    such other customary documents and instruments as in the opinion of the Representative, may be reasonably required to effectuate the terms of this Agreement and to comply with the terms hereof.

Section 2.4    Adjustment of the Closing Consideration.
(a)    Closing Date Consideration Adjustment.
(i)    At least three (3) Business Days prior to the Closing Date, the Representative (on behalf of the Sellers) shall provide the Purchaser with (A) an estimated balance sheet of the Company as of the open of business on the Closing Date (the “Estimated Closing Balance Sheet”), (B) a statement of the estimated Working Capital of the Company, derived from the Estimated Closing Balance Sheet (“Estimated Working Capital”), (C) a good faith estimate of the Closing Indebtedness (“Estimated Closing Indebtedness”), (D) a good faith estimate of the Transaction Expenses (“Estimated Transaction Expenses”), and (E) a good faith estimate of the Retention Expenses (“Estimated Retention Expenses” and, together with the Estimated Closing Balance Sheet, the Estimated Working Capital, the Estimated Transaction Expenses and the

Estimated Closing Indebtedness, the “Estimated Closing Reports”). The Estimated Closing Reports shall be prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used in the preparation of the Financial Statements.
(ii)    If the Estimated Working Capital is less than the Target Working Capital, then the Closing Consideration payable at Closing will be decreased dollar-for-dollar by an amount equal to (x) the excess of the Target Working Capital over the Estimated Working Capital minus (y) the Working Capital Collar Amount (the “Estimated Working Capital Shortfall”), provided, however that if the Estimated Working Capital Shortfall is less than the Working Capital Collar Amount, then the Closing Consideration shall not be so decreased. If the Estimated Working Capital is greater than the Target Working Capital, then the Closing Consideration payable at Closing will be increased dollar-for-dollar by an amount equal to (x) the excess of the Estimated Working Capital over the Target Working Capital minus (y) the Working Capital Collar Amount (the “Estimated Working Capital Excess”), provided, however that if the Estimated Working Capital Excess is less than the Working Capital Collar Amount, then the Closing Consideration shall not be so increased. If the Estimated Working Capital is equal to the Target Working Capital then no adjustment to the Closing Consideration shall be made at Closing. For the avoidance of doubt, Covered Transaction Expenses shall not be included in the calculation of the Estimated Working Capital or the Working Capital.
(b)    Post-Closing Date Consideration Adjustment.
(i)    As soon as practicable, but in no event longer than ninety (90) calendar days after the Closing Date, the Purchaser shall deliver to the Representative (on behalf of the Sellers) (A) a balance sheet of the Company as of the open of business on the Closing Date (the “Closing Balance Sheet”) and (B) a calculation of Working Capital of the Company derived from the Closing Balance Sheet, the Closing Indebtedness, the Transaction Expenses and the Retention Expenses (the “Closing Working Capital Statement” and together with the Closing Balance Sheet, the “Closing Date Reports”); provided, however, that the Purchaser may elect not to prepare and deliver the Closing Date Reports by such date, in which case the Estimated Closing Reports shall be conclusive and binding upon the parties for all purposes under this Section 2.4. The Closing Date Reports shall be prepared in accordance with GAAP using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements.
(ii)    The Closing Date Reports (and the computation of the Working Capital, the Closing Indebtedness, the Transaction Expenses and the Retention Expenses indicated thereon) delivered by the Purchaser to the Representative (on behalf of the Sellers) shall be conclusive and binding upon the parties unless the Representative (on behalf of the Sellers), within forty-five (45) calendar days after delivery of the Closing Date Reports, notifies the Purchaser in writing that the Sellers dispute any of the amounts set forth therein and specifying the nature of the dispute and the basis therefore; provided that the nature of the dispute can only be based on mathematical errors or based on the Closing Date Reports not being calculated in accordance with the last sentence of Section 2.4(b)(i) above. The parties shall in good faith attempt to resolve any such dispute and, if the parties so resolve all such disputes, the Closing Date Reports (and the computation of Working Capital, Closing Indebtedness, the Transaction Expenses and Retention Expenses indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. For the avoidance of doubt, the failure of the Representative (on behalf of the Sellers) to deliver the notice described in this Section 2.4(b)(ii) within forty-five (45) calendar days after delivery of the Closing Date Reports shall constitute the acceptance by the Sellers of the Closing Date Reports as submitted by the Purchaser whereupon such Closing Date Reports shall be final, binding and conclusive for all purposes hereunder.
(iii)    If the parties do not reach agreement in resolving any such disputes within sixty (60) calendar days after notice is given by the Representative (on behalf of the Sellers) to the Purchaser pursuant to Section 2.4(b)(ii) above, the Accounting Firm shall be retained to review promptly the Closing Date Reports and the disputed items or amounts. Promptly, but no later than twenty (20) calendar days after acceptance of its appointment, the Accounting Firm shall determine (it being understood that in making such determination, the Accounting Firm shall be functioning as an expert and not as an arbitrator), based solely on written submissions by the Purchaser and the Representative (on behalf of the Sellers), and not by independent review, only those issues in dispute and shall render a written report as to the resolution of those issues in dispute and the resulting computation of the Working Capital, the Closing Indebtedness, the Transaction Expenses or the Retention Expenses, as the case may be, which shall be conclusive and binding on the parties. All in-person proceedings conducted by the Accounting Firm shall take place in New York City. In resolving any disputed item, the Accounting Firm (x) shall be bound by the provisions of this Section 2.4 and (y) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party or include in its computation any item not included in the computation provided by either party. The party (either the Purchaser or the Sellers) whose determination of the amount of the Final Consideration was farthest from the final determination of the Final Consideration by the Accounting Firm shall bear the fees and expenses of the Accounting Firm. If the determination by the Accounting Firm is equidistant between the determinations of the parties, the fees of the Accounting Firm shall be borne equally by the Purchaser and the Sellers (jointly and severally).
(iv)    Upon final determination of Working Capital, Closing Indebtedness, Excess Transaction Expenses and Retention Expenses as provided in Section 2.4(b)(ii) or Section 2.4(b)(iii) above, the Closing Consideration shall be recalculated using the final amounts of Working Capital, Closing Indebtedness, Excess Transaction Expenses and Retention Expenses (giving effect to the Working Capital Collar Amount):
(A)     if the Closing Consideration calculated and paid at Closing exceeds the Closing Consideration as so recalculated, in each case, giving effect to the Working Capital Collar Amount, the “Adjustment Excess”), then the Adjustment Excess shall be paid to the Purchaser in accordance with Section 2.4(b)(v);
(B)    if the Closing Consideration as so recalculated exceeds the Closing Consideration calculated and paid at Closing, in each case, giving effect to the

Working Capital Collar Amount, the “Adjustment Shortfall”), then the Adjustment Shortfall shall be paid to the Representative in accordance with Section 2.4(b)(v); and
(C)    if the Closing Consideration as so recalculated equals the Closing Consideration calculated and paid at Closing, in each case, giving effect to the Working Capital Collar Amount, then no adjustment shall be made to the Closing Consideration under this Section 2.4(b)(iv).
The Closing Consideration as adjusted for the adjustments set forth in this Section 2.4(b)(iv) is referred to herein as the “Final Consideration.”
(v)    If, after the Final Consideration has been determined or deemed to have been determined, there is (i) an Adjustment Shortfall, the Purchaser shall pay the amount of the Adjustment Shortfall in cash by wire transfer of immediately available funds, to an account designated in writing to the Purchaser by the Representative (for further distribution to the Sellers in accordance with their respective Allocation Percentages) or (ii) an Adjustment Excess, such amount shall be deducted from the Adjustment Escrow Amount and paid to the Purchaser; provided, however, that if the Adjustment Escrow Amount is less than the Adjustment Excess, the balance of such difference shall be deducted from the Indemnity Escrow Amount and paid to the Purchaser; provided further, however, that if the Indemnity Escrow Amount is insufficient to satisfy such balance in full, the Representative shall cause the balance of such difference to be paid to the Purchaser by the Sellers in accordance with their respective Allocation Percentages. Within five (5) Business Days after the Final Consideration has been determined or deemed to have been determined and such determination results in an adjustment to the Closing Consideration, the Purchaser and the Representative shall deliver a joint written instruction to the Escrow Agent instructing it to distribute from the Escrow Account to the Purchaser, the amount, if any, payable to the Purchaser under this Section 2.4(b)(v). If any amount is deducted from the Indemnity Escrow Amount and paid to the Purchaser under this Section 2.4(b)(v), the Representative shall cause the Sellers (in accordance with their respective Allocation Percentages) to replenish the Indemnity Escrow Amount with respect thereto by promptly depositing additional funds in the amount of any such deduction into the Escrow Account to be held and administered with the Indemnity Escrow Amount in accordance with the Escrow Agreement.
(vi)    The pendency of a dispute shall not affect the obligation of either the Purchaser, the Sellers or the Representative to the extent of any undisputed portion of any adjustment to be made by the parties under this Article II after the Closing. If any portion of the adjustment amount is disputed under this Section 2.4, each of Working Capital, Closing Indebtedness, Transaction Expenses and Retention Expenses shall be calculated on a preliminary basis using only the undisputed items, and to the extent Working Capital, Closing Indebtedness, Transaction Expenses or Retention Expenses so calculated is greater than or less than the portion of Estimated Working Capital, Estimated Closing Indebtedness, Estimated Transaction Expenses or Estimated Retention Expenses, respectively, applicable to such undisputed items, then the applicable adjustment shall be made in accordance with Section 2.4(b)(iv) on a preliminary basis within five (5) Business Days after the undisputed items have become final.  If a preliminary adjustment is directed to be made pursuant to this Section 2.4(b)(vi), then, upon final resolution of Working Capital, Closing Indebtedness, Transaction Expenses and Retention Expenses, the adjustment then required to be made in accordance with Section 2.4(b)(iv) shall be made, without duplication, after giving effect to the preliminary adjustment.

Section 2.5    Stock Options. The Company represents to the Purchaser that (a) all outstanding options that, as of the Signing Date, may be exercised for shares of Company Common Stock (whether or not vested) (each, a “Stock Option” and collectively the “Stock Options”) are described in Schedule 4.5 and are presently governed by the Company Stock Compensation Plans and the agreements pursuant to which such Stock Options were granted (each, an “Option Grant Agreement”), (b) the Stock Options presently governed by the Company Stock Compensation Plans represent the right to purchase Class C Stock and no other Equity Interests and (c) true and complete copies of the Company Stock Compensation Plans and each Option Grant Agreement relating to outstanding Stock Options have been delivered to the Purchaser. Prior to the Closing, the board of directors of the Company shall take all actions necessary such that all Stock Options that are outstanding immediately prior to the Closing (“Subject Stock Options”) (i) are fully vested in advance of the Closing in accordance with the terms of the Company Stock Compensation Plans and (ii) shall be forfeited prior to the Closing or, in the case of Subject Stock Options that are In-the Money Subject Stock Options, if the holders thereof execute and deliver prior to the Closing an option cancellation agreement in form and substance reasonably acceptable to the Purchaser (each, an “Option Cancellation Agreement”), cancelled in exchange for the issuance by the Purchaser at the Closing, subject to the Purchaser’s receipt of such holder’s Option Cancellation Agreement and cancelled Subject Stock Option, such number of shares of Purchaser Common Stock equal to the quotient of the (x) Option Cancellation Amount for such Subject Stock Option divided by (y) the Share Price. Notwithstanding the foregoing, the Purchaser may elect, in its sole and absolute discretion, to satisfy the aggregate Option Cancellation Amount due to the holders of In-the Money Subject Stock Options at Closing in cash (in lieu of Purchaser Shares), and, to the extent the Purchaser so elects to make such payment in cash at Closing, such holders shall not be entitled to receipt of any shares of Purchaser Common Stock; provided, however that in the event the Purchaser Control Transaction results in Sellers receiving consideration that is not all cash, then Purchaser shall be required to satisfy the aggregate Option Cancellation Amount due to the holders of In-the Money Subject Stock Options in cash (in lieu of any securities) at Closing. For purposes of this Agreement:
(i)    the term “Option Cancellation Amount” shall mean, for a Subject Stock Option covering a specified number of shares of Class C Stock outstanding immediately prior to the Closing, an amount equal to the product of (x) the number of shares of Class C Stock covered by such Subject Stock Option immediately prior to the Closing multiplied by (y) the amount, if any, by which (A) the product of the Share Price multiplied by the Exchange Ratio exceeds (B) the exercise price of such Subject Stock Option (subject to equitable adjustment in the event of a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend affecting the Company Common Stock);

(ii)    the term “In the Money Subject Stock Options” means Subject Stock Options for which (1) the product of the Share Price multiplied by the Exchange Ratio exceeds (2) the exercise price of such Subject Stock Option (subject to equitable adjustment in the event of a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend affecting the Company Common Stock); and
(iii)    the term “Out of the Money Subject Stock Options” means all Subject Stock Options that are not In the Money Subject Stock Options. For the avoidance of doubt, Subject Stock Options that are both Out of the Money Subject Stock Options and unexercised prior to Closing Time shall be forfeited as of the Closing without payment, in accordance with the terms of the Company Stock Compensation Plans.

Section 2.6    Closing. Unless this Agreement shall have been terminated in accordance with Article VIII, the parties hereto shall consummate the transactions contemplated hereby by electronic mail and overnight courier service, or by physical exchange of documentation at the offices of Lowenstein Sandler LLP (“Firm”), 1251 Avenue of the Americas, New York, New York 10020 (in either case, the “Closing”), as promptly as practicable but in no event later than one (1) Business Day after the date on which all conditions set forth in Article VII (except those conditions that are to be satisfied or waived at Closing) have been satisfied or waived by the party entitled to the benefit of the same, at 9:00 a.m., Eastern time, or at such other place, date and time as the parties shall mutually agree in writing (the date on which the Closing occurs, the “Closing Date”). Regardless of the actual time of the Closing, except as otherwise expressly provided herein, for accounting purposes, the Closing shall be deemed effective as of the Effective Time.

ARTICLE III

Representations and Warranties Relating to the Sellers
Except as specifically set forth on the disclosure schedules delivered by the Sellers to the Purchaser upon the Signing Date, each Seller hereby, on a several basis, represents and warrants to the Purchaser, as of the Signing Date and as of the Closing Date, as follows:
Section 3.1    Organization; Standing and Power. Such Seller is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. Such Seller is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, result in either Seller incurring fines, fees, expenses or other Damages in an amount equal to $5,000 or more.

Section 3.2    Authorization; Enforceability. Such Seller has full power and requisite authority to execute and deliver this Agreement and each of the Seller Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by such Seller of this Agreement and each of the Seller Documents to which it is or will be a party and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on behalf of such Seller. Such Seller has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Seller Document to which it is, or is specified to be, a party, and this Agreement constitutes, and in the case of the Seller Documents to which such Seller is or will be a party, constitutes or will constitute, a legal, valid and binding obligation of such Seller, enforceable in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a Proceeding at law or in equity) (the “Remedies Exception”).

Section 3.3    Non-contravention. Assuming all filings required under the HSR Act (if any) are made and any waiting periods thereunder have expired or been terminated, the execution and delivery of this Agreement and the Seller Documents to which such Seller is or will be a party does not, and the performance by such Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, and compliance with the provisions hereof and thereof by such Seller do not and will not (i) conflict with or violate any provision of, or result in the breach of, any applicable Law to which such Seller is subject or by which any property or asset of such Seller is subject or bound, (ii) conflict with, violate any provision of or result in a breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or to the loss of any benefit under, any of the terms, condition or provisions of any material Contract to which such Seller is a party or by which any of its assets or properties are bound, (iii) result in the creation or imposition of any Lien on any of the assets or properties of the Company, (iv) contravene any provision of the Charter Documents of such Seller, or (v) result in a violation or revocation of any required Permit from any Governmental Authority.

Section 3.4    No Consents. Except as set forth on Schedule 3.4, and assuming all filings required under the HSR Act (if any) are made and any waiting periods thereunder have expired or been terminated, no notice to, filing with, or authorization, registration, consent or approval of, any Governmental Authority or other Person is required to be obtained or made in connection with the execution, delivery or performance of this Agreement or any other Seller Document or the consummation of the transactions contemplated hereby or thereby by such Seller.

Section 3.5    Ownership of the Shares. Such Seller is the sole record and beneficial owner of the Shares set forth opposite its name on Schedule 3.5, and has good and marketable title thereto free and clear of any and all Liens. All of the Shares held by such Seller have been duly authorized, validly issued, fully paid and are non-assessable. None of the Shares held by such Seller are subject to any voting trust, stockholder agreement, proxy or other agreement or understanding in effect with respect to the voting, transfer or disposition of any of such Shares. Other than this Agreement, such Seller is not bound by any Contract restricting its right to transfer such Shares. On the Closing Date, such Seller shall transfer to the Purchaser good and marketable title to such Seller’s Shares free and clear of all Liens or other restrictions and limitations of any kind, other than applicable federal and state securities law restrictions.

Section 3.6    Litigation. There is no Proceeding or similar action pending or, to such Seller’s Knowledge, threatened by, against or involving such Seller, or to which such Seller is otherwise a party, (a) that would affect the legality, validity or enforceability of this Agreement, any Transaction Document or the consummation of the transactions contemplated hereby or thereby or (b) that has resulted in or could reasonably be expected to prohibit, interfere with, prevent, restrain or materially delay the ability of such Seller to enter into and perform its obligations under this Agreement or the Transaction Documents or to consummate the transactions contemplated hereby or thereby; nor to such Seller’s Knowledge is there any reasonable basis for any such Proceeding.

Section 3.7    Financial Advisors. Except as set forth on Schedule 3.7, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for such Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

Section 3.8    Investment Intent; Qualification as Purchaser.
(a)    The Purchaser Shares to be acquired pursuant to the terms hereof are being acquired for such Seller’s own account(s), for investment and not for distribution or resale to others. Such Seller will not sell, assign, transfer, encumber or otherwise dispose of any of such Purchaser Shares unless (i) a registration statement under the Securities Act with respect thereto is in effect and the prospectus included therein meets the requirements of Section 10 of the Securities Act, or (ii) the Purchaser has received a written opinion of counsel that, after an investigation of the relevant facts, such counsel is of the opinion that such proposed sale, assignment, transfer, encumbrance or disposition does not require registration under the Securities Act.

(b)    Such Seller understands that the Purchaser Shares are not being registered under the Securities Act and must be held indefinitely, unless they are subsequently registered thereunder or an exemption from such registration is available.
(c)    Such Seller represents and warrants that it is an “accredited investor,” as such term is defined in Rule 501(a) promulgated by the SEC under the Securities Act, and that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the Purchaser Shares contemplated hereby. Such Seller will execute and deliver to the Purchaser such documents as the Purchaser may reasonably request in order to confirm the accuracy of the foregoing.
(d)    Such Seller understands that the Purchaser Shares are not being registered under the Securities Act in part on the ground that the issuance thereof is exempt under Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering and that the Purchaser’s reliance on such exemption is predicated in part on the foregoing representations and warranties of such Seller.

Section 3.9    Restrictive Legend. Such Seller acknowledges that the Purchaser Shares to be issued may not be sold, assigned, transferred, encumbered or disposed of unless they are registered under the Securities Act or unless an exemption from such registration is available and shall be subject to applicable stop transfer instructions provided by the Purchaser to its transfer agent. Accordingly, the following restrictive legend will be placed on any instrument, certificate or other document evidencing the Purchaser Shares:
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR STATE SECURITIES LAWS. THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT FOR DISTRIBUTION OR RESALE. THEY MAY NOT BE SOLD, ASSIGNED, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933 OR STATE SECURITIES LAWS OR AN OPINION OF COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR STATE SECURITIES LAWS.”

ARTICLE IV

Representations and Warranties Relating to the Company
Except as specifically set forth on the disclosure schedules delivered by the Sellers to the Purchaser upon the Signing Date, each of the Sellers, on a several basis, hereby represents and warrants to the Purchaser, as of the Signing Date and as of the Closing Date, as follows:

Section 4.1    Organization; Standing and Power.
(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite power and authority to own, lease, license, use and operate its properties and assets, and to carry on the Business. The Company is duly licensed, qualified to do business and in good standing in every jurisdiction in which its ownership, leasing, use or operation of its assets or property or the conduct of its business and operations requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, result in the Company incurring fines, fees, expenses or other Damages in an amount equal to $5,000 or more. Schedule 4.1(a) lists each jurisdiction in which the Company is so qualified.
(b)    Except as set forth on Schedule 4.1(b), the Company has never conducted any business under, owned or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name. The Charter Documents of the Company (and all amendments thereto) have been made available to the Purchaser and are true, correct and complete in all respects and are in full force and effect. The Company is not in violation of any of its Charter Documents.

Section 4.2    Authorization; Enforceability. The Company has all requisite power and authority to execute and deliver this Agreement and the Company Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement has been and, in the case of the Company Documents to which it is or will be a party, have been or will be when delivered, and the performance by the Company of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been, or in the case of the Company Documents to which it is or will be a party, have been or will be when delivered, duly and validly authorized by all requisite action on the part of the Company, and no other proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement or of any of the Company Documents to which it is or will be a party. This Agreement has been, and upon the Company’s execution and delivery of each of the Company Documents to which it is or will be a party, has been or will be, duly and validly executed and delivered by the Company. Assuming that this Agreement and each of the Company Documents have been duly authorized, executed and delivered by the other parties thereto, this Agreement constitutes, and in the case of the Company Documents to which the Company is or will be a party, has been or will constitute, a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, in each case subject to the Remedies Exception.

Section 4.3    Non-contravention. The execution and delivery of this Agreement and the Company Documents to which it is or will be a party does not, and the performance of this Agreement and such Company Documents by the Company of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof by the Company do not and will not, except as set forth on Schedule 4.3 and assuming all filings required under the HSR Act (if any) are made and any waiting periods thereunder have expired or been terminated, (i) conflict with or violate any provision of, or result in the breach of, any applicable Law to which the Company is subject or by which any property or asset of the Company is subject or bound, (ii) violate, conflict with or result in the breach or violation of any provision of the Charter Documents, in each case as amended, of the Company, (iii) conflict with, violate any provision of or result in a breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or to the loss of any benefit under, any of the terms, condition or provisions of any Material Contract to which the Company is a party or by which any of its assets or properties are bound, (iv) result in the creation or imposition of any Lien on any of the assets or properties of the Company, (v) result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any Indebtedness or other liability of the Company, or (vi) result in a violation or revocation of any required Permit from any Governmental Authority.

Section 4.4    No Consents. Except as set forth on Schedule 4.4, and assuming all filings required under the HSR Act (if any) are made and any waiting periods thereunder have expired or been terminated, no notice to, filing with, or authorization, registration, consent or approval of, any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or any other Company Document or the consummation of the transactions contemplated hereby or thereby by the Company.

Section 4.5    Capitalization.
(a)    Schedule 4.5 sets forth a true, correct and complete list of all of the authorized, issued and outstanding Equity Interests of the Company (collectively, the “Company Equity Interests”) and the beneficial and record ownership thereof. Except for the Company Equity Interests, there are no Equity Interests of the Company that are authorized, issued, reserved for issuance or outstanding. No Equity Interests of the Company are held in treasury. As of the Signing Date, there were no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for 555,556 shares of Company Common Stock reserved for issuance pursuant to the Company’s equity incentive plans described in Schedule 4.5 (collectively, the “Company Stock Compensation Plans”) All statements made in Section 2.5 of this Agreement regarding the outstanding Stock Options are accurate. Schedule 4.5 sets forth with respect to each outstanding Stock Option: the name of the holder, the number of shares of Class C Stock covered thereby, the date of grant, the exercise price, the vesting schedule, the expiration date and whether such Stock Option constitutes an incentive stock option under the Code.
(b)    The Company Equity Interests have been duly authorized and validly issued, and are fully paid and non-assessable, free of any Liens other than Liens arising under applicable federal and state securities Laws, not held as treasury Equity Interests, not subject to any preemptive rights and have been issued in compliance with all applicable federal and state securities Laws and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights. The Company Equity Interests are held beneficially and of record by the Persons set forth on Schedule 4.5 and such ownership has been recorded in the Equity Interest ledger of the Company. No holder of Equity Interests in the Company has any right to have such securities registered by the Company.
(c)    Except as set forth in Schedule 4.5, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities, phantom stock rights, puts, rights of first refusal, rights of first offer, tag-along rights, drag-along rights, subscription rights, conversion rights, stock appreciation rights, redemption rights, preemptive rights, repurchase rights, or other similar rights, agreements, or rights or commitments to which the Company is a party that obligate the Company to (i) issue, transfer or sell, or cause to be issued, transferred or sold, any Company Equity Interests of or other voting interests in the Company, or securities convertible into or exchangeable for such Company Equity Interests or other voting interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities, exchangeable security, phantom stock right, put, right of first refusal, right of first offer, tag-along right, drag-along right, subscription right, conversion right, stock appreciation right, redemption right, preemptive right, repurchase right, or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such Equity Interests or other voting interests or (iv) provide any funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the Company.
(d)    The Company Stock Compensation Plans have been duly authorized, approved and adopted by the Company’s board of directors and the Company’s stockholders. With respect to each grant of Stock Options, (i) each such grant was duly authorized no later than the date on which the grant was by its terms to be effective by all necessary action, including, as applicable, approval by the Company’s board of directors (or a duly constituted and authorized committee thereof) or a duly authorized delegate thereof, and any required shareholder approval by the necessary number of votes or written consents, (ii) the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the applicable Company Stock Compensation Plan and with all applicable Laws, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the Financial Statements.
(e)    The Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for Equity Interests of or other voting interests in the Company) with the holders of Company Equity Interests on any matter. Except for this Agreement and the Stockholders Agreement, there are no unitholder agreements, stockholder agreements, partnership agreements, voting trusts, proxies or other agreements or understandings to which the Company is a party or of which the Sellers have Knowledge (i) with respect to the voting of, (ii) restricting the transfer or disposition of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to or (iv) granting any preemptive or antidilutive right with respect to, any Company Equity Interest.

Section 4.6    Personal Property. The Company has good and marketable title to (or valid leasehold or contractual interests in) all personal property owned or used by the Company free and clear of all Liens. Schedule 4.6 sets forth all (a) personal property used or held for use by the Company in connection with the business or operations of the Company and (b) leases of personal property (“Personal Property Leases”) relating to personal property used in the Business or to which the Company is a party. Each of the Personal Property Leases is in full force and effect and the Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Personal Property Leases and, to the Sellers’ Knowledge, no other party is in default thereof. All machinery, equipment, furniture, fixtures and other material items of personal property of the Company are in good operating condition and fit for operation in the Ordinary Course of Business (subject to normal wear and tear) with no defects that could reasonably be expected to interfere with the conduct of the normal operation of such equipment, furniture, fixtures and other personal property and are suitable for the purposes for which they are currently being used.

Section 4.7    Real Property. Except as set forth in Schedule 4.7, there is no real estate or interests in real estate owned by the Company. Schedule 4.7 sets forth as of the Signing Date, the address of each parcel of real property subject to a lease, sublease, license or occupancy agreement used by the Company (the “Leased Real Property”), the identity of the lessor, lessee and current occupant (if different from the lessee) and a correct and complete list, as of the Signing Date, of all such leases, subleases, licenses and other occupancy agreements, including all amendments and supplements thereto and guaranties thereof (collectively, “Leases”). The Leased Real Property constitutes (i) all of the real property leased, subleased, licensed or occupied by the Company and (ii) all of the real property used in the Business. The Leases are valid, binding and in full force and effect, subject to the Remedies Exception, and the Company holds a good, valid and existing leasehold interest under each such Lease in each case free and clear of all Liens. The Company has delivered or made available to the Purchaser true, correct and complete copies of each of the Leases, and none of such Leases has been modified in any material respect. The Company is not in default or breach in any material respect under any of such Leases, nor, to the Sellers’ Knowledge, is any other party to a Lease, in default or breach in any material respect by any party under any of such Leases and the Company has not received notice that it has breached or defaulted under any Lease, nor is there, to the Sellers’ Knowledge, any condition or event which, with notice or lapse of time, or both, would constitute a default or breach in any material respect under any of the Leases. No security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a breach or default under any Lease which has not been re-deposited in full. The Company has not subleased, or otherwise granted to any Person the right to use or occupy any of the Leased Real Property or portion thereof.

Section 4.8    Subsidiaries. The Company does not own, has never otherwise owned, directly or indirectly, any capital stock of or any other equity or ownership interest in, or controlled, directly or indirectly, any other Person, and the Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business arrangement.

Section 4.9    Absence of Questionable Payments.
(a)    The Company has not, nor has any of its Affiliates, directors, officers, managers, members, partners, employees, agents, other Representatives or other Persons acting on behalf of the Company ever (i) provided, offered, gifted or promised, directly or indirectly, anything of value to any Government Official, political party or candidate for government office, nor provided or promised anything of value to any other Person while knowing that all or a portion of that thing of value would or will be offered, given, or promised, directly or indirectly, to any Government Official, political party or candidate for government office, for the purpose of (A) improperly influencing any act or decision of such official, party or candidate in his official capacity or knowingly inducing such official, party or candidate to do or omit to do any act in violation of their lawful duty or securing any improper advantage, or (B) knowingly inducing such official, party or candidate to use his influence with his government or instrumentality to affect or influence any act or decision of such government or instrumentality, in order to assist in obtaining or retaining business for or with, or directing business to, any Person, (ii) violated any applicable anti-corruption laws, including the Foreign Corrupt Practices Act or applicable anti-money laundering laws, (iii) used any funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activities of government officials or others, or accepted or received any unlawful contributions, payments, gifts or expenditures or (iv) otherwise made, offered or provided any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.
(b)    Without limiting the foregoing, (i) to Sellers’ Knowledge, there are no pending internal or external allegations or investigations into actual or alleged material violations of the anti-corruption or anti-money laundering laws and regulations by the Company and (ii) the Company is not, and during the ten (10) years preceding the Signing Date the Company has not, (x) submitted any disclosures to any Governmental Authority with respect to any such violations, (y) encountered or identified any issues or (z) to the extent notified to the Company, been the subject of any inquiry, investigation or enforcement action by a Governmental Authority relating to any anti-corruption or anti-money laundering Laws.

Section 4.10    Financial Statements; Books and Records.
(a)    Schedule 4.10 contains (i) an unaudited balance sheet of the Company as of the Balance Sheet Date and the related statements of income and cash flows for the three (3) months then ended (“Interim Financials”), (ii) an audited balance sheet of the Company as of December 31, 2017 and the related statements of income and cash flows (“2017 Financials”), and (iii) unaudited balance sheet of the Company as of December 31, 2016 and 2015 and the related statements of income and cash flows for such fiscal years (collectively, the “Unaudited Financials” and together with the Interim Financials and 2017 Financials, the “Financial Statements”). The 2017 Financials

and Interim Financials have been prepared in accordance with GAAP. The Financial Statements were derived from and prepared in accordance with the books of account and other financial records of the Company and present fairly in all material respects the financial position and results of operations of the Company at the dates and for the periods indicated therein. All reserves established by the Company are set forth in the 2017 Financials and Interim Financials and are adequate for the items established.
(b)    All books, records and accounts of the Company are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws. All transactions of the Company are properly and timely recorded and reflected in such books, records and accounts.

Section 4.11    No Undisclosed Liabilities. There exists no Indebtedness, Damages or other adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise) of the Company which is not accurately reflected or provided for in the balance sheet dated as of the Balance Sheet Date included within the Financial Statements, other than those incurred in the Ordinary Course of Business since the Balance Sheet Date which are not material.

Section 4.12    Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.12, since December 31, 2017, (i) the Company has conducted its business and operations only in the Ordinary Course of Business, (ii) there has not been any event, change, occurrence or circumstance that has caused, or could reasonably be expected to materially and adversely affect the Company or the Business, and (iii) except as set forth on Schedule 4.12, the Company has not taken or authorized any action which, if taken or authorized on or after the Signing Date, would require the consent of the Purchaser pursuant to Section 6.2(a).

Section 4.13    Taxes.
(a)    The Company has filed all income and other material Tax Returns that it was required to file prior to Closing. All such Tax Returns were true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been fully and timely paid. Each of the Sellers and the Company have complied in all respects with all applicable Laws relating to the payment and withholding of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, equity owner or other third party, has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(b)    There is no dispute or claim concerning any Tax liability of the Company either (A) claimed or raised by any Governmental Authority in writing or (B) as to which any of the Sellers have Knowledge. There are no audits or investigations of the Company by any Taxing Authority in progress, nor has the Company received any notice from any Taxing Authority that the conduct of such an audit or investigation is anticipated. No claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon the assets of the Company. The Company has disclosed on its income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, and the Company has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b). All Tax deficiencies asserted or Tax assessments made by a Governmental Authority with respect to the Company or the Business have been paid in full.
(c)    Except as disclosed on Schedule 4.13(c), the Company has not (i) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed or (ii) waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment or collection of Taxes. The Company is not a party to or bound by any tax allocation or sharing agreement.
(d)    Schedule 4.13(d) lists all federal, state, local, and non-U.S. Tax Returns filed with respect to the Company for taxable periods ended on or after January 1, 2014, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Purchaser correct and complete copies of all income and franchise Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since January 1, 2014.
(e)    The Company (i) has not been a member of an affiliated group filing a consolidated federal Tax Return (other than a group the common parent of which was the Company) or (ii) has no liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.
(f)    Within the past three (3) years, the Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.
(g)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (C) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. Tax law) executed on or prior to the Closing Date; (D) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. Tax law); (E) installment sale or open transaction disposition made on or prior to the

Closing Date; (F) prepaid amount received on or prior to the Closing Date; or (G) election under Code Section 108(i).

Section 4.14    Intellectual Property.
(a)    All Intellectual Property used or held for use by the Company (the “Company Intellectual Property”) is either (i) owned by the Company (the “Owned Intellectual Property”) or (ii) used by the Company pursuant to a valid and enforceable (subject to the Remedies Exception) Contract (the “Licensed Intellectual Property”). Each item of Company Intellectual Property is maintained so as to preserve the validity of the Company’s right to use such Company Intellectual Property. Upon the Closing, the Company will continue to have the right to use all Company Intellectual Property on identical terms and conditions as the Company enjoyed immediately prior to the Closing.
(b)    Schedule 4.14(b) sets forth a correct and complete list of (i) all issuances, registrations and applications included in the Owned Intellectual Property, including all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by the Company, and (ii) all material unregistered Owned Intellectual Property. All of the registrations, issuances and applications set forth on Schedule 4.14(b) are valid, subsisting, in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated. The Company has taken all reasonably necessary actions to maintain and protect each item of Owned Intellectual Property, including by paying all renewal and maintenance fees and expenses in respect thereof and making all filings related thereto and by protecting trade secrets and other confidential information. The Company solely owns all right, title and interest in and to each item of Owned Intellectual Property, free and clear of all Liens, and each item of Owned Intellectual Property consists of original material or property developed by the Company or was lawfully acquired by the Company from the proper and lawful owner thereof.
(c)    Except as set forth on Schedule 4.14(c): (i) (x) to Sellers’ Knowledge, the conduct of the Business does not infringe upon, misappropriate, dilute or otherwise violate, and has not infringed upon, misappropriated, diluted or otherwise violated, any Intellectual Property or other proprietary rights of any Person, (y) there is no, and there has not been any, Proceeding or similar action pending or, to the Sellers’ Knowledge, threatened, alleging any such infringement, misappropriation, dilution or other violation or challenging the Company’s rights in or to any Company Intellectual Property and (z) to the Sellers’ Knowledge, there is no existing fact or circumstance that could reasonably be expected to give rise to any such Proceeding or similar action; and (ii) to the Sellers’ Knowledge, no Person is infringing, misappropriating, diluting, or otherwise violating, and no Person has infringed, misappropriated, diluted or otherwise violated, any Owned Intellectual Property. The Company owns or has the right to use all Intellectual Property necessary to conduct the business currently conducted and as currently proposed to be conducted.
(d)    Except as set forth on Schedule 4.14(d), all employees and contractors of the Company who were involved in the creation or development of any Owned Intellectual Property have signed agreements assigning such Owned Intellectual Property rights to the Company and containing obligations of confidentiality. The Company has taken efforts reasonable under the circumstances to maintain the secrecy of and otherwise protect all trade secrets owned by the Company that are necessary in or material to the conduct of the Business.
(e)    Except as set forth on Schedule 4.14(e), none of the Company Intellectual Property is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license that provides for the source code of such Software to be publicly distributed or dedicated to the public such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that requires, or conditions the use or distribution of such Company Intellectual Property, on the disclosure, licensing or distribution of any source code of such Company Intellectual Property on the same copyleft license terms.
(f)    The Company is in compliance with all applicable Laws regarding the collection, use, storage and protection of Personal Data, and no Person has gained unauthorized access to or made any unauthorized use of any Personal Data maintained by or on behalf of the Company. The Company has taken all steps necessary and appropriate (including implementing and monitoring compliance with physical, technical and administrative security measures and policies) to protect all Personal Data collected by the Company or on its behalf from and against unauthorized access, use, modification, disclosure or other misuse. No Proceeding or similar action is pending or, to the Sellers’ Knowledge, threatened against the Company relating to the collection or use of Personal Data. To the Sellers’ Knowledge, there have not been any actual or alleged incidents of data security breaches involving Personal Data in the possession or under the control of the Company. The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not violate any applicable policies of the Company as they currently exist or as they existed at any time during which any Personal Data was collected or obtained by the Company.
(g)    The computer systems, including the Software, hardware, networks, servers, workstations, switches, data communication lines, hubs, platforms and related systems used by the Company (collectively, the “Company Systems”): (i) perform in all material respects as is necessary for the Business; (ii) operate and perform, and since January 1, 2017, have operated and performed, in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the operation of the Business; and (iii) since January 1, 2017, have not experienced or been affected by any failures, breakdowns, continued substandard performance or other adverse events that have caused any material disruption or interruption to the Company or the Business.

Section 4.15    Material Contracts.
(a)    Schedule 4.15(a) sets forth, by reference to the applicable subsection of Schedule 4.15(a), the following Contracts to which the Company is a party to or by which it or any of its assets or properties is otherwise bound:

(i)    any Contract entered into with any client or customer of the Company for an amount that exceeds $100,000;
(ii)    any Contract entered into with any current or former officer, director, partner, member, manager or Affiliate of the Company;
(iii)    any Contract (x) for the sale, license, lease, conveyance, transfer, assignment, participation, disposition or other distribution of any of the assets of the Company other than in the Ordinary Course of Business, (y) relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or the capital stock or other Equity Interests of any other Person or (z) relating to joint ventures, strategic alliances, partnerships, licensing arrangements or sharing of profits or proprietary information;
(iv)    any Contract containing (x) covenants of the Company not to compete, or otherwise restricting the Company from engaging in, any line of business or with any Person in any geographical area or not to solicit or hire any individual with respect to employment or (y) covenants of any other Person not to compete with the Company in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment, in each case whether now or at any time binding on the Company;
(v)    any Contract containing “most favored nation” or similar preferred pricing terms; or requiring the Company to sell or purchase any products or services exclusively to or from any Person;
(vi)    any Contract relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any assets of the Company, including indentures, guarantees, loan or credit agreements, purchase money obligations incurred in connection with the acquisition of property, pledge agreements and security agreements or Contracts of guaranty or surety, direct or indirect, by the Company;
(vii)    any Contract for the employment of any individual providing services to the Company on a full-time, part-time, consulting or other basis providing annual compensation in excess of $100,000 or providing for severance, retention, change in control or other similar payments;
(viii)    any collective bargaining agreement or other Contract with any union or similar organization;
(ix)    any Contract (or group of related contracts) which involves the expenditure of more than $50,000 annually or $100,000 in the aggregate or which requires performance by any party more than one year from the Signing Date;
(x)    any Contract (x) entered into outside of the Ordinary Course of Business or (y) with any Governmental Authority;

(xi)    any Contract pursuant to which the Company (x) uses any Licensed Intellectual Property (other than any Contract with respect to commercially available software for which Company pays fees of $10,000 per year or less) or (y) has granted to a third party any license or other right in or to any Company Intellectual Property;
(xii)    any Contract (A) that contains continuing indemnification or other contingent payment obligations of the Company or (B) related to the settlement of any Proceeding or similar action that restricts or imposes obligations upon the Company;
(xiii)    any outstanding commitment or undertaking by the Company or any of its Affiliates or officers, directors, managers, employees, consultants, equity owners, agents, advisors, financial advisors, attorneys, accountants and other Representatives to enter into any Contract of the type described in the foregoing subsections of this Section 4.15(a); and
(xiv)    any other Contract which is material to the Company or the Business and is not otherwise covered by clauses (i) through (xii) of this Section 4.15(a).
(b)    Except as set forth on Schedule 4.15(b), at least three (3) Business Days prior to the Signing Date, the Company has made available to the Purchaser true, correct and complete copies of the following Contracts, together with all amendments, waivers, modifications, supplements, schedules, exhibits and annexes thereto: (i) all Contracts of the type described in Section 4.15(a), (ii) all Contracts required to be set forth on Schedule 4.6 and Schedule 4.7 and (iii) all Contracts related to the Benefit Arrangements required to be set forth on Schedule 4.16(a) (collectively, the “Material Contracts”).
(c)    Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms subject to the Remedies Exception. The Company is not in default under any Material Contract, nor, to the Sellers’ Knowledge, is any other party to any Material Contract in default thereunder. No events, circumstances or facts exist or have occurred which would constitute a breach or event of default, or (with or without the lapse of time, the giving of notice or both) would be a breach or event of default under any Material Contract. No party to any of the Material Contracts has exercised or, to the Sellers’ Knowledge, plans to exercise, any termination rights with respect thereto, and there are no material disputes with respect to any Material Contract between or among the parties thereto. Neither the execution or delivery by the Company of this Agreement and the other Company Documents referred to herein, nor the consummation of the transactions contemplated hereby and thereby, nor the performance by the Company of its obligations hereunder and thereunder will violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under any Material Contract, or give rise to any rights of termination or modification thereunder.
(d)    Except as set forth on Schedule 4.15(d), there are no security deposits, performance bonds, notes, instruments or other tenant impounds either (a) held by or (b) issued or otherwise owing from the Company in connection with any Material Contract.

Section 4.16    Employee Benefit Plans.
(a)    Schedule 4.16(a) contains a true, correct and complete list of each Benefit Arrangement. The Company does not have any commitment or intent to amend any existing Benefit Arrangement (except as required by applicable Law, as previously disclosed to Purchaser in writing), or create any new arrangement that could be a Benefits Arrangement.
(b)    With respect to each Benefit Arrangement, the Company has delivered or made available to the Purchaser a true, correct and complete copy of, to the extent applicable, (i) such Benefit Arrangement plan document, including any amendments thereto (or, if not written, a written summary of its material terms) and the most recent summary plan description and summary of material modifications, if any, related to such Benefit Arrangement, (ii) each trust agreement or other funding arrangement relating to such Benefit Arrangement, if any, (iii) the three (3) most recent annual reports (Form 5500) filed with the IRS with respect to such Benefit Arrangement together with all schedules and any financial statements, (iv) the most recent determination, opinion, or advisory letter, issued by the IRS with respect to such Benefit Arrangement, (v) any current custodial, administrative, investment management, services agreements or other similar agreements and any insurance policies or contracts, (vi) any material notices, letters or other correspondence to or from the IRS or the U.S. Department of Labor relating to such Benefit Arrangement within the past three (3) years, and (vii) the three (3) most recent minimum coverage and discrimination testing results for each Benefit Arrangement.
(c)    No Benefit Arrangement provides post-retirement or post-termination medical or health or other welfare benefits to any current or former service providers of the Company (or any of their beneficiaries), except to the extent required by Part 6 of Title I of ERISA and at the sole expense of the participant or participant’s beneficiary, and no Benefit Arrangement is or has ever been a “welfare benefit fund,” as defined in Section 419(e) of the Code, or an organization described in Section 501(c)(9) of the Code.
(d)    Each Benefit Arrangement has been established, maintained, funded, operated and administered in compliance in all respects with its terms and with ERISA, the Code and all other applicable Law. There are no pending or, to Sellers’ Knowledge, threatened claims (other than routine claims for benefits) or Proceedings against or relating to any Benefit Arrangement or any fiduciary or other Person dealing with such Benefit Arrangements and, to the Sellers’ Knowledge, there are no facts or events that could reasonably be expected to give rise to any such Proceedings. No Benefit Arrangement is or, has at any time within the past six (6) years been the subject of an examination, audit, inquiry, investigation or other Proceeding, nor, to Sellers’ Knowledge, is any of the foregoing threatened, by a Governmental Authority. No prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred within the past six (6) years with respect to any Benefit Arrangement or with respect to the Company. Each Benefit Arrangement that is or has ever been a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance, if any, has been, since January 1, 2005, in operational compliance, and, since January 1, 2009, in documentary compliance, with Section 409A of the Code. Each Stock Option has an exercise price that equals or exceeds the fair market value of a share of Company Common Stock as of the date of grant of such Stock Option (and as of any later modification thereof within the meaning of Section 409A of the Code).
(e)    Each Benefit Arrangement that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a currently effective favorable determination, opinion or notification letter from the IRS as to its qualification, and no such letter has been revoked nor, to the Sellers’ Knowledge, has any such revocation been threatened, and, to Sellers’ Knowledge, nothing has occurred that could cause the revocation of such letter or the loss of such qualification. The Company has performed all obligations (including the provision of notices and reports) required to be performed by it under, is not in violation or default under, and, to Sellers’ actual knowledge, there is no default or violation by any other party to, any Benefit Arrangement.
(f)    Neither the Company nor any ERISA Affiliate has ever been a party to or established, maintained, sponsored, contributed to or has been obligated to contribute to, or has ever had any liability (contingent or otherwise) with respect to (i) any plan that is subject to Title IV of ERISA or Section 412 of the Code, including a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA, a “multiple employer plan” (within the meaning of Section 4063 or 4064 of ERISA) or a “single employer plan” within the meaning of Section 4001(a)(15) of ERISA, (ii) a self-funded health or welfare benefit plan; or (iii) a Benefit Arrangement that provides for indemnification for or gross-up or similar payment of any Taxes.
(g)    Neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby could, either alone or in conjunction with any other event, (1) result in any payment (including severance, deferred compensation, Tax gross-up, retention, bonus or other payment) becoming due under any Benefit Arrangement, (2) increase any benefits (including severance, deferred compensation, or equity compensation) otherwise payable or provided under any Benefit Arrangement, (3) result in the acceleration of the time of payment, funding or vesting of any payments or benefits under any Benefit Agreement, (4) result in the triggering or imposition of any restrictions or limitations on the rights of the Company to amend, terminate or transfer the assets of any Benefit Arrangement, or (5) directly or indirectly cause the Company to transfer or set aside any assets to fund any Benefit Arrangement. No amount, economic benefit or other entitlement that could be received (including in cash or property or vesting of property) as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with any other event, including any termination of employment on or following the Signing Date) by any Person who could be a “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to the Company could constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

Section 4.17    Labor.
(a)    Schedule 4.17(a) provides a true, correct and complete list of (i) the names, titles and hire dates of, work location, Fair Labor Standards Act designation, full- or part-time status and current annual compensation and base salary and the annual bonuses and any bonuses/commissions paid or payable (including the estimated bonus/commissions payable for the remainder of the current fiscal year) during the current fiscal year, the vacation and/or paid time off accrual amounts of, commission and bonus accrual of, and the immigration or visa status of, each current employee of the Company (each a “Business Employee”), and whether or not any such employee is on a leave of absence (and if so the reason for absence and the expected date of return to work) and (ii) the name of each Person who currently provides, or who has within the prior twelve (12)-month period provided, services to the Company as an independent contractor or consultant, date of engagement, and rate of fees. The Company has delivered to the Purchaser a true, correct and complete copy of each employment, consulting or independent contractor agreement, confidentiality/assignment of inventions agreement and/or non-competition, non-solicitation, or other restrictive covenant agreement entered into with a current or former Business Employee or other service provider to the Company. All of the agreements referenced in the preceding sentence shall continue to be legal, valid, binding and enforceable, subject to the Remedies Exception, and in full force and effect immediately following the Signing Date in accordance with the terms thereof as in effect immediately prior to the Signing Date. Except as set forth on Schedule 4.17(a), the employment of each of the current Business Employees is terminable by the Company at will, and the Company has no obligation to provide any particular form or period of notice prior to terminating the employment of any of its current employees. No Business Employee or other service provider to the Company has provided notice of termination of employment with the Company and to the Sellers’ actual knowledge, no Business Employee or other service provider to the Company has any plans to terminate employment or service with the Company. All Business Employees are employed by the Company and no Business Employee is employed by any other Affiliate of the Company.
(b)    The Company is and has been in compliance in all respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any Laws respecting minimum wage and overtime payments, employment discrimination, human rights, pay equity, workers’ compensation, family and medical leave, withholding, immigration, the Worker Adjustment Retraining and Notification Act of 1988, as amended (“WARN”) and any similar state or local “mass layoff” or “plant closing” Law, occupational safety and health requirements and the collection and payment of withholding and/or social security taxes. The Company has not, nor has the Company ever, engaged in any unfair labor practice.
(c)    The Company has not engaged in any plant closing or employee layoff activities within the six months prior to the Closing that would violate or give rise to an obligation to provide any notice required pursuant to WARN or other similar Laws.
(d)    The Company has fully and accurately reported all independent contractors’ compensation on IRS Forms 1099 (and the foreign equivalent thereof) when required to do so.
(e)    The Company is not delinquent to, nor has failed to pay when due, any service provider for any wages (including overtime, meal breaks or waiting time penalties), salaries, commissions, accrued and unused vacation, on-call payments or equal pay, or collective bargaining payments to which they would be entitled under applicable Law, if any, bonuses, benefits, advantage in kind, profit sharing, stock options or other compensation for any services performed by them or amounts required to be reimbursed or damages or interest paid to such individuals.
(f)    The Company has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for service providers (other than routine payments to be made in the normal course of business and consistent with past practice).
(g)    The Company is not a party to, nor has at any time been a party to, nor had any obligation under or been otherwise subject to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization, employee organization, or works council; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements to which the Company is bound that pertain to any Business Employee; and no Business Employees are represented by any labor union, labor organization, employee association or works council with respect to their employment with the Company.
(h)    No labor union, labor organization, or group of Business Employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Sellers’ Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Sellers’ Knowledge, there are no labor union organizing activities with respect to any Business Employees and no such activity has occurred. There is no labor strike, lock out, grievance, arbitration, labor dispute, slowdown, stoppage, concerted refusal to work overtime or other similar labor activity or dispute against or affecting the Company, and no labor dispute is, to the Sellers’ Knowledge, threatened.
(i)    There are no demands, orders, audits, examinations, investigations, complaints, charges or claims (x) pending or, to the Sellers’ Knowledge, threatened, before any Governmental Authority by any Person for compensation, occupational health and safety, pending severance benefits, vacation time, unpaid meal or rest breaks, vacation pay, maternity benefits, any statutory benefits, or any other claim related to employment or engagement, termination of employment or engagement, failure to employ or engage, nor to the Sellers’ Knowledge is there any reasonable basis therefor, or (y) pending or, to Sellers’ Knowledge, threatened before any Governmental Authority (or any state “referral agency”) from any employee, applicant, contractor, consultant or any other Person arising out of the Company’s status as employer, common or joint employer, or service recipient, including claims for employment discrimination, harassment, retaliation, unfair labor practices, grievances, wrongful discharge or variation of contract, wage and hour violations, breach of contract, unfair business practice, tort, unfair competition or otherwise, nor to the Sellers’ Knowledge is there any reasonable basis therefor. Without limitation of the foregoing, there are no pending or, to Seller’s Knowledge, threatened claims or actions against the Company under any workers compensation policy or long-term disability policy, nor, to the Sellers’

Knowledge, is there any reasonable basis therefor. The Company has complied with and is in compliance with all applicable workers compensation Laws.
(j)    The Company, and to the Sellers’ Knowledge, each current Business Employee is and has been in compliance in all respects with all applicable visa and work permit requirements.

Section 4.18    Litigation. Except as set forth in Schedule 4.18 there is no Proceeding or similar action pending or, to the Sellers’ Knowledge, threatened against the Company (or to the Sellers’ Knowledge, pending or threatened against any owners, directors, officers or employees of the Company with respect to their activities on behalf of the Company), or to which the Company is otherwise a party, before any Governmental Authority; nor to the Sellers’ Knowledge is there any reasonable basis for any such Proceeding. Except as set forth on Schedule 4.18, the Company is not subject to any Order. There are no Proceedings pending or, to the Sellers’ Knowledge, threatened that are reasonably likely to prohibit or restrain the ability of the Company to perform its obligations under this Agreement or the Transaction Documents to which it is a party or consummate the transactions contemplated hereby and thereby. Except as set forth on Schedule 4.18, the Company has not entered into any Contract involving any resolution or settlement of any actual or threatened litigation or arbitration under which there are ongoing obligations of the Company.

Section 4.19    Compliance with Laws; Orders; Permits.
(a)    To Sellers’ Knowledge, the Company is in compliance in all material respects with all Laws of each Governmental Authority applicable to the Company or the Business, including without limitation all escheat laws. Since inception, the Company has not received any notice of or been charged with the violation of any Law applicable to the Company, its assets or the Business. To the Sellers’ Knowledge, the Company is not under investigation with respect to the violation of any Law and there are no facts or circumstances which could reasonably form the basis for any such violation other than violations which would have an immaterial effect upon the Company.
(b)    Schedule 4.19 contains a list of all Permits which are required for (i) the Business as presently conducted, as conducted over the past three (3) years, and as presently intended to be conducted or (ii) the ownership of the Company’s assets (collectively, the “Company Permits”). The Company currently has all Permits which are required for the Business or the ownership of the Company’s assets and Schedule 4.19 sets forth the name of the Person to which each such Company Permit has been issued. Each Company Permit is in good standing and, to Sellers’ Knowledge, the Company is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit, and to the Sellers’ Knowledge, there are no facts or circumstances which form the basis for any such default or violation. None of the Company Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement. The Company has not received notice of any Proceeding relating to the revocation or modification of any Company Permit and, to the Sellers’ Knowledge, no suspension or cancellation of any Company Permit is threatened and there is no basis for believing that the Company Permits will not be renewable upon expiration.

Section 4.20    Insurance. Set forth on Schedule 4.20 is an accurate and complete list as of the Signing Date of all insurance policies which cover the Company, the Business, its employees or its assets (the “Insurance Policies”). True and complete copies of the Insurance Policies have been provided to Purchaser. The Insurance Policies are valid, binding and enforceable, subject to the Remedies Exception, all premiums thereon have been paid, and the Company is otherwise in compliance in all material respects with the terms and provisions of the Insurance Policies. Schedule 4.20 sets forth an accurate and complete list as of the Signing Date of all pending claims and the claims history of the Company under the current or prior Insurance Policies or otherwise related to the Business during the past three (3) years, including with respect to insurance obtained but not currently maintained. With respect to any claims identified on Schedule 4.20 paid in whole or in part by an insurer (whether or not under a reservation of rights), to Sellers’ Knowledge, said insurer does not have any recourse or claims against the Company to recover any amounts it paid. Except as set forth in Schedule 4.20, no insurer has, in a written notice to the Company, questioned, denied or disputed or otherwise reserved its right with respect to coverage. Excluding policies that have expired and been replaced in the Ordinary Course of Business, no current or prior Insurance Policy has been canceled since inception and, to the Sellers’ Knowledge, no threat has been made to cancel any such Insurance Policy during such period. No event has occurred, including, without limitation, the failure by the Company to give any notice or information or the Company giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company under any of the Insurance Policies.

Section 4.21    Related Party Transactions. Except as set forth on Schedule 4.21, no employee, officer, director, shareholder, partner, manager or member of the Company, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company nor does the Company owe any amount to, nor has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship (other than customary employment relationships) with the Company (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company (other than rights arising out of employment arrangements), (iv) has any claim or cause of action (matured or unmatured, contingent or otherwise) against the Company, (v) has at any time transacted any business with the Company other than as an investor therein or employee thereof, or (vi) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company.

Section 4.22    Accounts Receivable. Schedule 4.22 provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of the Signing Date. Except as set forth in Schedule 4.22, all existing accounts receivable of the Company (including those accounts receivable reflected on the Financial Statements that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected) (i) to the Sellers’ Knowledge, represent valid obligations of customers of the Company arising from bona fide transactions entered into in the Ordinary Course of Business, (ii) are current and collectible net of the respective reserves shown on the Financial Statements, and (iii) are valid receivables that, to Sellers’ Knowledge, are not subject to any setoffs or counterclaims and are current and collectible (within 12 months after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Financial Statements, assuming the resources committed to collecting accounts receivable, the number of employees involved in collecting accounts receivable, and management direction to such employees remain consistent with the Company’s past practice.

Section 4.23    Financial Advisors. Except as set forth on Schedule 4.23, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company or its Affiliates in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

Section 4.24    Environmental Matters. Except as set forth on Schedule 4.24, (i) the Business is being and has been conducted, and the assets of the Company are being operated, in compliance in all material respects with all Environmental Laws, (ii) the real property currently owned, occupied or operated by the Company (including, without limitation, soil, subsurface strata, sediment, groundwater or surface water on, under or adjacent to the properties and buildings thereon) (the “Affected Property”) does not contain any Regulated Substance other than as permitted under applicable Environmental Laws, (iii) no Regulated Substance has been disposed on, transferred to, released on or from, or transported from the Affected Property or any other property utilized in the Company’s operations, other than as permitted under any applicable Environmental Law pursuant to applicable regulations, permits or authorizations, (iv) there have been no environmental investigations, studies, audits, tests, reviews, or other analyses conducted by or which are in the possession of the Company or any of its Affiliates, true and correct copies of which have not been delivered to the Purchaser prior to the Signing Date. There is no pending civil or criminal litigation, written notice of violation, or formal administrative proceeding, and neither the Company nor any Affiliate of the Company has received any notices, demand letters or requests for information, arising out of, in connection with, or resulting from, a violation, or alleged violation, of any Environmental Law relating to the Company, its assets or the Business, and neither the Company nor any of its Affiliates has been notified by any Governmental Authority or any other Person that the Company or the Business has, or may have, any liability pursuant to any Environmental Law.

Section 4.25    Sufficiency of Assets. The assets, properties, rights, privileges and interests owned by the Company are all of the assets, properties, rights, privileges and interests of whatever kind or nature, real, personal or mixed, tangible, or intangible used, helpful or necessary to conduct the Business without violating any Law or contractual, legal, title, property or other right of any Person and after giving effect to the Closing, will be sufficient to conduct the Business in the same manner as it is being conducted on the Signing Date, as of immediately prior to the Closing, and after giving effect to the Closing, without violating any Law or contractual, legal, title, property or other right of any Person.

Section 4.26    Customers. Schedule 4.26 sets forth a list of the ten (10) largest customers of the Business, as measured by revenue therefrom, during each of the fiscal years ended December 31, 2016 and 2017. None of the customers set forth on Schedule 4.26, nor any other material customer of the Business: (i) has terminated or threatened, in writing, to terminate or not to renew or extend its relationship with the Company; (ii) has notified the Company or any Seller, in writing, that it intends to adversely modify its relationship with, or reduce its purchases from or other business with the Company; (iii) has changed its pricing terms or any other material terms of its business with the Company; or (iv) to the Sellers’ Knowledge, has any plan or intention to do any of the foregoing. None of the Company or any of the Sellers has received any customer complaint concerning services of the Business, other than complaints made in the Ordinary Course of Business that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the business, assets, condition (financial or otherwise), or results of operations of the Business.

Section 4.27    Confidential Student Information; FERPA. The Company acknowledges that the Company and its respective employees, contractors and other representatives, have had or may have had, during the conduct of the Business, access to and contact with confidential information of students, including educational records. The Company has, and has caused its representatives to, hold such information in trust and confidence and to exercise diligence in protecting and safeguarding such information, as well as any other information protected from public disclosure by federal or state Law or by policies or procedures of the applicable school district. Neither the Company nor any of its representatives has used, directly or indirectly, for its own benefit, or for the benefit of another, any of said confidential information, but instead has used said information solely for lawful purposes in connection with the operation of the Business. Since January 1, 2009, any access to the confidential information of any student by the Company, any of the Subsidiaries or any of their respective Representatives has been in compliance with the Family Educational Rights and Privacy Act.

Section 4.28    Disclosure. No representation or warranty made by the Company in this Agreement, any Schedule or any certificate delivered, or to be delivered, by or on behalf of the Company pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V

Representations and Warranties of the Purchaser
The Purchaser represents and warrants to the Sellers and the Company, as of the Signing Date and as of the Closing Date, as follows:
Section 5.1    Organization and Good Standing. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full organizational power and authority to enter into this Agreement and each of the Purchaser Documents to which it is or will be a party, and to perform its obligations hereunder and thereunder.

Section 5.2    Authorization; Enforceability. The Purchaser has all requisite power and authority to execute and deliver this Agreement and each of the Purchaser Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to the approval of this Agreement by receipt of the Purchaser Required Vote. The execution, delivery and performance by the Purchaser of this Agreement has been and, in the case of the Purchaser Documents to which it is or will be a party, have been or will be when delivered, and the consummation of the transactions contemplated hereby and thereby have been, or in the case of the Purchaser Documents to which is or it will be a party, have been or will be when delivered, duly and validly authorized by all requisite action on the part of the Purchaser, and no other proceedings on the Purchaser’s part are necessary to authorize the execution, delivery or performance of this Agreement, subject to the approval of this Agreement by receipt of the Purchaser Required Vote. This Agreement has been, and upon the Purchaser’s execution and delivery of each of the Purchaser Documents to which the Purchaser is or will be a party, has been or will be, duly and validly executed and delivered by the Purchaser. Assuming that this Agreement and each of the Purchaser Documents to which the Purchaser is or will be a party have been duly authorized, executed and delivered by the other parties thereto, this Agreement constitutes, and in the case of the Purchaser Documents to which the Purchaser is or will be a party, has constituted or will constitute, a legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms, in each case subject to the Remedies Exception.

Section 5.3    Conflicts; Consents of Third Parties. Neither the execution or delivery by the Purchaser of this Agreement or any of the other Purchaser Documents, nor the performance by the Purchaser of its obligations hereunder and thereunder will (a) conflict with or violate in any material respect any provision of, or result in the breach of, any applicable Law to which the

Purchaser is subject or by which any property or asset of the Purchaser is subject or bound, or (b) violate, conflict with or result in the material breach or violation of any provision of the Charter Documents, in each case as amended, of the Purchaser. Except as set forth in Schedule 5.3, and assuming (i) receipt of the Purchaser Required Vote and (ii) all filings required under the HSR Act (if any) are made and any waiting periods thereunder have expired or been terminated, no notice to, filing with, or authorization, registration, consent or approval of, any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or any other Purchaser Document by the Purchaser or the consummation of the transactions contemplated hereby or thereby by the Purchaser.

Section 5.4    Valid Issuance of Purchaser Shares. When issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, the Purchaser Shares to be issued as Final Consideration will be duly and validly authorized and issued, fully paid and non-assessable, free and clear of all Liens, and, based in part on the representations of the Sellers herein, will be issued in compliance with all applicable federal and state securities laws.

Section 5.5    Litigation. There are no Proceedings pending or, to the actual knowledge of the manager of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 5.6    Financial Advisors. Except as set forth on Schedule 5.6, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser or its Affiliates in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

Section 5.7    Capitalization of Purchaser. As of the Signing Date, equity interests of the Purchaser consist solely of Purchaser Common Stock and there are no holders or owners of any preferred stock of the Purchaser. The number of shares of Purchaser Common Stock outstanding is set forth on Schedule 5.7 and the number of options to acquire Purchaser Common Stock outstanding as of the Signing Date does not exceed the number thereof set forth on Schedule 5.7.

ARTICLE VI

Covenants and Agreements

Section 6.1    Access and Information. Prior to the Closing, the Purchaser and its officers, directors, managers, employees, consultants, equity partners, agents, advisors, financial advisors, attorneys, accountants and other representatives (collectively, “Representatives”) shall be entitled to, at Purchaser’s sole cost and expense, make or cause to be made such investigation of the Company and its business, assets and operations, and the financial and legal condition thereof, as the Purchaser reasonably deems necessary or advisable, and the Company and the Sellers shall reasonably cooperate with any such investigation. In furtherance of the foregoing, but not in limitation thereof, the Sellers and the Company shall permit the Purchaser and its Representatives or cause them to be permitted to have full and complete access to the premises, books and records of the Company upon reasonable notice during regular business hours and shall furnish such financial and operating data, projections, forecasts, business plans, strategic plans and other data relating to the business or operations of the Company as the Purchaser or its Representatives shall reasonably request from time to time; provided, however that Purchaser will take all reasonable actions to not interfere with the conduct of the Company’s business. Additionally, Purchaser and its Representatives shall only be permitted to discuss the transactions contemplated under this Agreement or ask questions related to the Business with John Edelson or Persons designated by him in writing, unless the Sellers provide otherwise in writing.

Section 6.2    Covenants of the Company Relating to Conduct of Business.
(a)    Negative Covenants. Prior to the Closing, neither the Company nor any Seller shall take any action that would, or that could reasonably be expected to, result in any of the conditions to the consummation of the transactions contemplated hereby set forth in Article VII not being satisfied. Prior to the Closing, the Company will not (and the Sellers will cause the Company not to) conduct any operations or business outside of the Ordinary Course of Business, and will not incur any liabilities or obligations outside the Ordinary Course of Business, in each case, except as expressly contemplated by this Agreement. In addition (and without limiting the generality of the foregoing), except as set forth in Schedule 6.2(a), neither the Company nor any Seller shall do any of the following in connection with the business or operations of the Company without the prior written consent of the Purchaser:
(i)    amend its Charter Documents;
(ii)    make, declare, set aside for payment, establish a record date for, authorize or pay any cash or non-cash dividend or distribution (whether in Equity Interests, assets or other securities of the Company) to any holder of Company Equity Interests, or redeem or repurchase any Equity Interest from any such holder;
(iii)    issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any Equity Interests for the issuance of up to a total of 217,500 shares of Company Common Stock upon the exercise of Stock Options granted under the Company Stock Compensation Plans prior to the Signing Date, any such exercise to be in accordance with the original terms of such Stock Options;

(iv)    enter into any new line of business;
(v)    adopt, terminate or (except in each case to the extent required by applicable Law) materially amend any Benefit Arrangement (or any plan that would be a Benefit Arrangement if adopted) or enter into, adopt, extend (beyond the Closing Date), renew or amend any collective bargaining agreement or other Contract with any labor organization, union or association;
(vi)    grant any officer, director, employee, consultant, contractor or other service provider any increase in compensation or benefits or pay a bonus of any kind or amount, except for annual or periodic increases in the Ordinary Course of Business and consistent with past practice or as may be required under existing agreements set forth on Schedule 6.2(a) (copies of which have previously been provided to Purchaser);
(vii)    grant, award or issue any Stock Option or restricted stock or amend or modify the terms of any Stock Options or accelerate the exercisability or vesting of any Stock Options, other than pursuant to their terms as in effect on the Signing Date;
(viii)    incur or assume any liabilities, obligations or Indebtedness or guarantee any such liabilities, obligations or Indebtedness, except for advances to employees or officers of the Company for expenses incurred the Ordinary Course of Business; provided, however, that in no event shall the Company incur or assume any long-term Indebtedness for borrowed money;
(ix)    permit, allow or suffer any asset of the Company to become subjected to any Lien of any nature whatsoever, except for any equipment to operate the Business purchased or leased by the Company in the Ordinary Course of Business;
(x)    commence, settle or otherwise terminate any Proceeding involving any liability for money damages in excess of $25,000 individually, or $50,000 in the aggregate, or involving any material restrictions upon the operations of the Business;
(xi)    cancel any material Indebtedness (individually or in the aggregate) or waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;
(xii)    except for intercompany transactions in the Ordinary Course of Business, sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with any Affiliate;
(xiii)    make any change in any method of accounting or accounting practice or policy other than those required by GAAP;
(xiv)    make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date;
(xv)    acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) that are material, individually or in the aggregate, to the Company;
(xvi)    make or incur any capital expenditure in excess of $50,000, individually, or $100,000, in the aggregate, but excluding any capitalized expenses set forth in the Company’s approved budget as in effect on May 1, 2018;
(xvii)    purchase, sell, assign, transfer, convey, lease, license, abandon, permit to lapse, dedicate to the public or otherwise dispose of any assets (including Intellectual Property) or properties having a value in excess of $25,000 in the aggregate or that are otherwise material to the Company;
(xviii)    (A) amend, modify, renew, assign, or terminate, or waive any provision under any Material Contract or any insurance policy listed on Schedule 4.20, (B) enter into any Contract that if entered into prior to the Signing Date would constitute a Material Contract or (C) enter into any insurance policy that if entered into prior to the Signing Date would be required to be listed on Schedule 4.20;
(xix)    take or omit to be taken any action, or permit its Affiliates to take or to omit to take any action, which could reasonably be expected to have a Material Adverse Effect; or
(xx)    authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.
Notwithstanding the foregoing, nothing contained in this Section 6.2 or otherwise in this Agreement is intended to give the Purchaser, directly or indirectly, the right to control or direct the Company’s business or operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business.

(b)    Affirmative Covenants. Except for matters set forth in Schedule 6.2(b) or otherwise expressly permitted by the terms of this Agreement, from the Signing Date to the Closing, the Company shall, and the Sellers shall cause the Company to, conduct its business and operations only in the Ordinary Course of Business (including with respect to sales, capital expenditures and performance of services) and, to the extent consistent therewith, use reasonable efforts to keep intact the Business (including the present business operations and organization), keep available the services of the current employees, independent contractors and other service providers of the Business and preserve the goodwill and relationships of the Business with customers, suppliers, licensers, licensees and others with whom the Business deals to the end that the Business shall be unimpaired at the Closing. In furtherance of (and without limiting the generality of the foregoing), until the Closing, the Company shall, and the Sellers shall cause the Company to:
(i)    maintain (A) all of the assets and properties of, or used by, the Company in the Ordinary Course of Business in good operating order and condition, reasonable wear and tear excepted, and (B) insurance upon all of the properties and assets of the Company in such amounts and of such kinds comparable to that in effect on the Signing Date;
(ii)    (A) maintain the books, accounts and records of the Company in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations of the Company;
(iii)    maintain a working capital position consistent with past practices, and retain adequate cash to cover expenses related to deferral revenue accounts that will be reflected on the Company’s balance sheet as of the Closing Date; comply with the capital expenditure plan of the Company for 2018, including making such capital expenditures in the amounts and at the times set forth in such plan; and
(iv)    comply in all material respects with all applicable Laws.

Section 6.3    Notification of Certain Matters. The Sellers shall use their reasonable best efforts to notify the Purchaser orally and in writing promptly (but in no event later than five (5) Business Days) upon obtaining knowledge of: (a) any material fact, change, condition, circumstance, event, occurrence or non-occurrence that (i) has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any respect at any time after the Signing Date and prior to the Closing, (ii) except for notices required under clause (b) below, could reasonably likely cause any condition to Closing in Section 7.1 not to be satisfied at or before Closing, or (iii) is material to the business, assets, condition (financial or otherwise), working capital, liabilities or results of operations of the Business, whether or not constituting a Material Adverse Effect; (b) any material failure on its part to comply with or satisfy any agreement, condition or covenant to be complied with or satisfied by it hereunder; or (c) the institution of or the threat of institution of any Proceeding against either the Company or any Seller related to this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby; provided that the delivery of any notice pursuant to this Section 6.3 shall not limit or otherwise affect the remedies available hereunder to the Purchaser, or the representations or warranties of, or the conditions to the obligations of, the parties.

Section 6.4    Exclusivity. Except with respect to this Agreement and the transactions contemplated hereby, the Sellers agree that they will not, and will cause the Company and their respective Affiliates and Representatives (including, for the avoidance of doubt, any investment banking, legal or accounting firm retained by them and any individual member or employee of the foregoing) not to: (a) initiate, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to its equity holders or any of them) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of all or any substantial portion of the assets or any equity securities of, the Company (any such proposal or offer being hereinafter referred to as a “Proposal”); (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any Person relating to a Proposal; (c) otherwise cooperate in any effort or attempt to make, implement or accept a Proposal; or (d) enter into, or agree to enter into, any Contract with any Person relating to a Proposal. The Sellers shall, and shall cause the Company and their respective Affiliates and Representatives to immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the Purchaser) conducted heretofore with respect to any Proposal. Representative shall promptly notify the Purchaser if any inquiries, proposals or offers related to a Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to a Proposal are sought to be initiated or continued with, the Sellers, the Company or any of their respective Affiliates or Representatives.

Section 6.5    Confidentiality Agreement. The Purchaser acknowledges that the information being provided to it in connection with the consummation of the transactions contemplated hereby is subject to the terms of the NDA, the terms of which are incorporated herein by reference.

Section 6.6    Tax Matters.
(a)    Tax Periods Ending on or before Closing Date. The Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Not later than thirty (30) days prior to the due date for filing such Tax Returns, the Sellers shall provide Purchaser with drafts of all such Tax Returns. The Sellers shall permit the Purchaser to review and comment on each such Tax Return described in this paragraph prior to filing and shall cause such Tax Returns to incorporate all of Purchaser’s reasonable comments.
(b)    Cooperation on Tax Matters. The Purchaser, the Company and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until seven (7) years from the Closing Date (and, to the extent notified by the Purchaser or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Sellers, as the case may be, shall allow the other party to take possession of such books and records.
(c)    Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.
(d)    Transfer Taxes; Mitigation. The Sellers shall bear 50% and the Purchaser shall bear 50% of any and all liabilities for any excise, sales, use, stamp, value added, documentary, filing, recording, transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Governmental Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law. The Sellers shall, at their own expense, prepare and file the required Tax Returns and other required documents with respect to the Transfer Taxes required to be paid pursuant to the preceding sentence and shall promptly provide the Purchaser with evidence of the payment of such Transfer Taxes. To the extent not otherwise addressed by the foregoing, the Purchaser and the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).
(e)    Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes for all Pre-Closing Tax Periods shall be deemed (i) in the case of any Tax that is imposed on a periodic basis (such as real, intangible or personal property Taxes) to be (A) the amount of such Tax for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by (B) a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of any Tax not described in clause (i) above (such as franchise Taxes, Taxes that are based upon or measured by income, receipts or occupancy or imposed in connection with any sale or other transfer or assignment of property (whether real or personal, tangible or intangible)), to be the amount of any such Taxes that would be payable if the taxable year ended as of the close of business on the Closing Date.
(f)    Refunds and Tax Benefits. Any income Tax refunds that are received by the Company, and any amounts credited against income Tax to which the Purchaser becomes entitled, that relate to income Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Sellers, (excluding any refund or credit attributable to any loss in a tax year (or portion of a Straddle Period) beginning after the Closing Date applied (e.g., as a carryback) to income in a tax year (or portion of a Straddle Period) ending on or before the Closing Date), and Purchaser shall pay over to Sellers any such refund or the amount of any such credit (net of any income Taxes of the Purchaser or the Company attributable to such refund or credit) within 15 days after receipt or entitlement thereto; provided, however, that Purchaser shall not be required to pay over to Sellers any such refund or the amount of any such credit up to the amount of any Tax asset specifically accrued for that purpose in the final determination of Working Capital and taken into account in determining Closing Consideration pursuant to Section 2.4(b).

Section 6.7    Non-Competition and Non-Solicitation.
(a)    (i)     During the period of time beginning on the Closing Date and ending on the fifth (5th) anniversary thereof (as may be extended below, the “Restricted Period”), Edcity (the “Restricted Party”) shall not, and shall cause the Restricted Party’s Affiliates not to, directly or indirectly: (x) employ, engage, contract for or solicit the services in any capacity of any Person who is as of, or was during the twelve (12) months preceding the Closing Date, employed by or providing services as an employee, agent, independent contractor or consultant to the Company, in each case; or (y) for its own account or on behalf of any other Person, solicit, divert, take away or attempt to take away any of the current past, or prospective customers, suppliers or other business partners of the Business or in any way interfere with, disrupt or attempt to disrupt any then existing relationships between the Business and the Purchaser, on the one hand, and any of the Sellers’ customers or suppliers or other Persons with whom any of them deals, on the other, or contract or enter into any business transaction with any such customers or suppliers or other Persons for any purpose;
(ii)    During the period of time beginning on the Closing Date and ending on the third (3rd) anniversary thereof the Restricted Party shall not, anywhere in the United States, engage in any manner (including, without limitation, by owning any interest in, managing, controlling, participating in (whether as an officer, director, employee, partner, agent, representative, consultant or otherwise), rendering services to, organizing, planning to organize, providing funding) in a business or activity that is competitive in any respect with any aspect of the Business provided, however, that this Agreement shall not prevent the beneficial ownership for investment purposes of 2% or less of any class of Equity Interests of any such Person which are traded on a national securities exchange.
Notwithstanding anything contained in this Section 6.7(a) to the contrary: (i) the Restricted Party (or its Affiliates) may, without being in violation of this Section 6.7(a), serve on civic and charitable boards or committees and manage the Restricted Party’s personal passive investments, even if such investments are competitive to the Business; and (ii) Purchaser hereby acknowledges that as of the Signing Date, an Affiliate of Edcity owns Equity Interests in Prepworks, LLC, a Florida limited liability company, and shall continue to own such Equity Interest in Prepworks, LLC following the Closing Date and such ownership shall not be deemed a breach of this Section 6.7(a).
(b)    The Restricted Party acknowledges that the restrictions contained in this Section 6.7 are reasonable and necessary to protect the legitimate interests of the Purchaser and that any breach by such Restricted Party or its Affiliates of any provision hereof will result in irreparable injury to the Purchaser. Any breach or alleged breach of this Agreement by the Purchaser shall not be a defense to the enforcement of this Section 6.7. The Restricted Party acknowledges that, in addition to all remedies available at Law, the Purchaser shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising from such breach and shall be entitled to receive such other damages, direct or consequential, as may be appropriate. The Purchaser shall not be required to post any bond or other security or to prove actual damages therefrom, in connection with any proceeding to enforce the provisions of this Section 6.7. Each of the covenants contained in this Section 6.7 shall be deemed a series of separate covenants in each jurisdiction in which the enforcement thereof is sought, and should a court of competent jurisdiction determine any of the restrictive covenants is not enforceable in such jurisdiction, such determination shall not affect the enforceability of these restrictive covenants in any other jurisdiction. If the Restricted Party breaches of any of the restrictions contained in this Section 6.7, the Restricted Period applicable to the Restricted Party shall automatically, without further action or deed, be shall be extended for a number of days equal to the number of days on which such breach occurred.
(c)    Without limiting the generality of Section 10.4, the provisions of this Section 6.7 shall inure to the benefit of any subsequent transferee of the Business or any substantial portion thereof, or any successor to the Purchaser, whether or not this Agreement is assigned to such transferee.

Section 6.8    Confidentiality. Each of the Sellers acknowledges that it is in possession of Confidential Information concerning the Business. Each of the Sellers, shall, and shall cause its Affiliates and representatives to, at all times and for so long as it has any Confidential Information, (i) treat confidentially and not disclose all or any portion of such Confidential Information, or (ii) not use such Confidential Information for the benefit of themselves or any other Person. Each of the Sellers acknowledges and agrees that such Confidential Information is proprietary and confidential in nature and part of the assets of the Company. If any Seller, or any of its respective Affiliates or representatives is requested or required to disclose (after such Seller has used its commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting (if legally permitted) with the Purchaser about such Seller’s intention to make, and the proposed contents of, such disclosure) any of the Confidential Information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process by a Governmental Authority), such Seller, shall, or shall cause such Affiliates or representatives to, provide, if legally permitted, the Purchaser with prompt written notice of such request so that the Purchaser may seek an appropriate protective order or other appropriate remedy. For the avoidance of doubt, the fact that a Seller had in its possession or developed Confidential Information before becoming Affiliated with the Company does not negate such Seller’s obligations under this Section 6.8 with respect to such Confidential Information, provided, however, that Purchaser acknowledges and agrees that Edcity’s (and its Affiliate, John Edelson) past experience with the Business provided each of them with a deeper overall knowledge and understanding of Purchaser’s industry and the Business in a way that cannot be separated from their other knowledge, and, accordingly, Purchaser agrees that neither Edcity nor its Affiliates will be in breach of this Section 6.8 solely by reason of using industry-related information that is generally known by persons with their past experience which may be included in Confidential Information and that is not specific to Purchaser or the Business. At any time that such protective order or remedy has not been obtained, a Seller or its respective Affiliate or representative may disclose only that portion of the Confidential Information which such Person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and the relevant Seller shall exercise their commercially reasonable efforts, at Purchaser’s cost, to obtain assurance that confidential treatment will be accorded to such Confidential Information so disclosed. Each of the Sellers further agrees that, from and after the Closing Date, such Seller and its Affiliates and representatives, upon the reasonable request of the Purchaser, promptly will deliver to the Purchaser all documents, or other tangible embodiments, constituting Confidential Information or other information with respect to the Business. The parties recognize that the performance of the obligations under this Section 6.8 by the Sellers is special, unique and extraordinary in character, and that in the event of the breach by any Seller of the terms and conditions of this Section 6.8 to be performed by the Sellers, the Purchaser shall be entitled, if it so elects, to obtain damages for any breach of this Section 6.8, or to enforce the specific performance thereof by such Seller, without having to post a bond or prove actual damages. This Section 6.8 shall survive indefinitely.

Section 6.9    Insurance. The Company will, and the Sellers will cause the Company to, fully comply with all terms and conditions (including but not limited to “change of control” provisions) of the Insurance Policies and, as of the Closing shall have obtained, at the Sellers’ sole cost and expense, the maximum allowable run-off extended reporting periods (not to exceed six years) and other available coverage extensions in order to continue the coverage under the policies to the fullest extent possible, including without limitation, full prior acts coverage for alleged wrongful acts or omissions occurring at or prior to the Closing.

Section 6.10    Consents; Further Assurances. The Sellers shall use their commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers, approvals and notices required to consummate, or in connection with, the transactions contemplated by this Agreement, including the consents, waivers, approvals and notices referred to in Sections 3.4 and 4.4 hereof, all at the Sellers’ sole cost and expense. All such consents, waivers, approvals and notices shall be in writing and in form and substance satisfactory to the Purchaser, and executed counterparts of such consents, waivers and approvals shall be delivered to the Purchaser promptly after receipt thereof, and copies of such notices shall be delivered to the Purchaser promptly after the making thereof. Notwithstanding anything to the contrary in this Agreement, neither the Purchaser nor any of its Affiliates shall be required to pay any amounts in connection with obtaining any consent, waiver or approval. Subject to, and not in limitation of, the foregoing, each of the Sellers, the Company and the Purchaser shall from time to time, as and when requested by any party, execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement or any other Transaction Document, including, in the case of the Sellers, executing and delivering to the Purchaser such assignments, consents and other instruments as the Purchaser or its counsel may reasonably request as necessary or desirable for such purpose. Without limiting the generality of the foregoing, the parties will, as promptly as practicable, apply for and diligently prosecute all applications for, and will use their commercially reasonable efforts promptly to: (a) effect all necessary registrations and filings required to be filed by such party, (b) defend any lawsuits or other Proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Authorities or Government Officials), challenging this Agreement or the consummation of the transactions contemplated hereby and (c) furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing.

Section 6.11    Business Communications; Litigation Cooperation. From and after the Closing Date, the Sellers shall forward, or cause to be forwarded, to the Purchaser all mail, electronic mail, faxes, telephone messages and other communications that the Sellers or their Representatives receive relating to or concerning the Business. The Sellers shall so forward all such communications promptly following receipt thereof. From and after the Closing Date, the Purchaser shall forward, or cause to be forwarded, to the Sellers all mail, electronic mail, faxes, telephone messages and other communications that the Purchaser, Company or their respective Representatives receive that are addressed to the Sellers (or their Affiliates) and do not relate to or concern the Business. The Purchaser shall so forward all such communications promptly following receipt thereof. If, during the period commencing on the Closing Date and ending two (2) years thereafter, the Company or the Purchaser or any of their respective Affiliates shall become engaged or participate in any Proceeding relating in any way to the Business as conducted by the Company prior to the Closing, the Sellers shall reasonably cooperate with such party in connection therewith, at Purchaser’s or Company’s cost (as applicable).

Section 6.12    Antitrust Approvals.
(a)    To the extent that the Purchaser determines in good faith, and on the reasonable advice of counsel, that any consent of a Governmental Authority is necessary to consummate the transactions contemplated by this Agreement, then, subject to the terms of this Agreement, the Sellers and the Purchaser shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, file, or cause to be filed, with (i) the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act and (ii) any other Governmental Entity, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade

Commission Act, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of restricting competition, monopolization or restraint of trade, if any (“Other Antitrust Laws”). Each of the parties hereto shall furnish, or cause to be furnished, to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Laws. The Purchaser shall be responsible for eighty-eight percent (88%) and the Sellers shall be responsible for twelve percent (12%) of all filing fees payable in connection with such filings and for any local counsel fees.
(b)    The Sellers and the Purchaser shall use their respective commercially reasonable efforts to promptly obtain any clearance required under the HSR Act and any Other Antitrust Laws for the consummation of the transactions contemplated hereby and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity and shall comply promptly with any such inquiry or request. Notwithstanding anything to the contrary in this Agreement, neither Purchaser nor any of its Affiliates (which for purposes of this sentence shall include the Company) shall be required, in connection with the matters covered by this Section 6.12, (i) to pay any amounts (other than the payment of filing fees and expenses and fees of counsel), (ii) to commence or defend any litigation, (iii) to hold separate (including by trust or otherwise) or divest any of their respective businesses, product lines or assets, (iv) to agree to any limitation on the operation or conduct of their or the Company’s or any of the Subsidiaries’ respective businesses or (v) to waive any of the conditions set forth in Article VII of this Agreement.
(c)    Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. No party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto shall consult and cooperate with one another in connection with the matters described in this Section 6.12, including in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws.

Section 6.13    Delivery of Schedules. Purchaser hereby agrees that Sellers shall not be required to deliver the Schedules referenced in Articles III, IV and VI prior to the Signing Date, and in such event, the Sellers shall provide all such Schedules to Purchaser within fifteen (15) Business Days following the Signing Date. Sellers hereby agree that Purchaser shall not be required to deliver the Schedules referenced in Articles I, II, V and IX prior to the Signing Date, and in such event, the Purchaser shall provide all such Schedules to Sellers within fifteen (15) Business Days following the Signing Date.

Section 6.14    R&W Insurance Policy. At or prior to the Closing, the Purchaser (a) shall have obtained the R&W Insurance Policy, which shall be bound as of the Closing and (b) shall pay or cause to be paid, all costs and expenses related to the R&W Insurance Policy that are due and owing as of Closing, including the total premium, underwriting costs, brokerage commissions, and other fees and expenses of such policy.

Section 6.15    Code Section 280G Approval. Promptly following the execution of this Agreement, Company shall (i) obtain from each Person, if any, who might receive any payments and/or benefits that may be subject to an excise tax under Section 4999 of the Code or non-deductible under Section 280G of the Code in connection with the consummation of the transaction, whether alone or together with any other event (a “Potential 280G Benefit”) a duly executed waiver with respect to any payments and/or benefits, if any, that Company (after prior consultation with Purchaser) determines may separately or in the aggregate constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) (each, a “280G Waiver”), and (ii) submit to the Company stockholders for approval by such number of Company stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code any payments and/or benefits, if any, that Company (after prior consultation with Purchaser) has determined may separately or in the aggregate constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code, and, if applicable, prior to the Closing Date Company shall deliver to Purchaser evidence satisfactory to Purchaser (x) that approval of the Company stockholders was solicited in conformance with Section 280G and the regulations promulgated thereunder, and, if applicable, the requisite Company stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Company stockholder approval (the “280G Approval”), or (y) that the 280G Approval was not obtained and as a consequence that such “parachute payments” shall not be made or provided, pursuant to the applicable 280G Waivers which were executed by the affected individuals on the Signing Date. No less than five (5) Business Days prior to the date the Company submits the Potential 280G Benefits to the Company stockholders, the Company will provide, to cause to be provided, to Purchaser a draft of all disclosure documents and calculations of the parachute payments contemplated in this Section 6.14. The Company will incorporate all reasonable comments into such documents and calculations that are timely made by Purchaser.

Section 6.16    Conversion to Merger Structure. In the event the condition set forth in Section 7.1(f) is no longer capable of being satisfied due to exercise of a Stock Option, the parties will cooperate to convert the structure of the acquisition of the Shares as contemplated by this Agreement from a stock purchase transaction to a merger transaction, so long as there are no adverse consequences to the Sellers.

Section 6.17    Mutual Agreement on Ancillary Agreement. The parties acknowledge and agree that the Ancillary Agreements will not be drafted prior to the Signing Date. As a result, the parties agree to negotiate in good faith to mutually agree upon the Ancillary Agreement prior to Closing and once agreed, the form and substance of each such Ancillary Agreement shall be deemed final and shall not be subject to further amendment or modification unless mutually agreed in writing by the parties.

ARTICLE VII

Conditions Precedent
Section 7.1    Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to the satisfaction as of the Closing of the following conditions unless waived (to the extent that such conditions can be waived) in writing by the Purchaser:
(a)    No Proceedings or Orders. No Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, enforced or entered any Law or Order which is in effect, or (ii) commenced or threatened any Proceeding which, in either case, would prohibit the consummation of the transactions contemplated by this Agreement or any other Transaction Document.
(b)    Representations and Warranties. The representations and warranties of the Sellers made in this Agreement and the other Seller Documents shall be true and correct in all material respects, except if they are qualified as to materiality or to a Material Adverse Effect, in which case, they shall be true and correct in all respects, in each case, as of the Signing Date and as of the Closing, provided, that, any representations and warranties which expressly relate to an earlier date shall be so true and correct as of such earlier date.
(c)    Performance of Obligations of the Company and the Sellers. Each Seller and the Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement or any other Transaction Document to be performed or complied with by such Seller or the Company, as the case may be, prior to the consummation of the Closing.
(d)    No Material Adverse Effect; No Material Change in Estimated Closing Reports. Since the Balance Sheet Date, there shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a Material Adverse Effect. Since preparation by the Sellers of the Estimated Closing Date Reports, there shall not have been any material change in any of the items or amounts contained therein.
(e)    Purchaser Control Transaction. The Purchaser shall have consummated, or concurrently with the Closing shall consummate, a Purchaser Control Transaction.

(f)    No Change in Shares or Share Ownership. The Shares shall constitute the only outstanding capital stock of the Company and shall continue to be held by the Sellers as held on the Signing Date.
(g)    Consents. All material authorizations, consents, waivers, approvals or other actions legally required in connection with the execution, delivery and performance by the Sellers and the Company of this Agreement, the other Transaction Documents, and the instruments of transfer contemplated hereby and the consummation by the Sellers and the Company of the transactions contemplated hereby and thereby, including, without limitation, the approval of this Agreement by receipt of the Purchaser Required Vote, shall have been obtained and shall be in full force and effect. Without limiting the foregoing, the Sellers and the Company, as applicable, shall have obtained any material authorizations, consents, waivers, approvals or other actions required to prevent a breach or default under any Material Contract to which any Seller or the Company, as applicable, is a party or required for the continuation of any agreement to which any Seller or the Company, as applicable is a party and which relates to the Business, including without limitation all authorizations, consents, waivers, approvals or other actions (i) necessary to permit the Company’s continued operation of the Business in compliance with all applicable Laws immediately after the Closing, and (ii) set forth on Schedule 3.4 and Schedule 4.4.
(h)    Documents. Each Seller shall have delivered to the Purchaser duly executed counterparts to the Seller Documents to which such Seller is a party and such other applicable documents and deliveries set forth in Section 2.3, and the Company shall have delivered to the Purchaser duly executed counterparts to the Transaction Documents to which it is a party and such other applicable documents and deliveries set forth in Section 2.3.
(i)    Antitrust Approvals. All applicable waiting periods under the HSR Act and Other Antitrust Laws shall have expired or been terminated.

Section 7.2    Conditions to the Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to the satisfaction as of the Closing of the following conditions unless waived (to the extent that such conditions can be waived) in writing by the Representative (on behalf of the Sellers):
(a)    No Proceedings or Orders. No Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, enforced or entered any Law or Order which is in effect, or (ii) commenced or threatened any Proceeding which, in either case, would prohibit the consummation of the transactions contemplated by this Agreement or any other Transaction Document.
(b)    Representations and Warranties. The representations and warranties of the Purchaser made in this Agreement and the Purchaser Documents shall be true and correct in all material respects, except if they are qualified as to materiality or to a material adverse effect, in which case, they shall be true and correct in all respects, in each case, as of the Signing Date and as of the Closing and provided, that, any representations and warranties which expressly relate to an earlier date shall be so true and correct as of such earlier date.
(c)    Performance of Obligations of the Purchaser. The Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Purchaser by the time of the Closing.
(d)    Payment of Closing Consideration. The Purchaser shall have delivered, or caused to be delivered to the Sellers, the Escrow Agent and the Representative, as applicable, evidence of the wire transfers referred to in Section 2.2(b)(i), Section 2.2(b)(ii) and Section 2.2(b)(iii), respectively.
(e)    Documents. The Purchaser shall have executed and delivered to the Sellers duly executed counterparts to the Purchaser Documents and such other documents and deliveries set forth in Section 2.3(b).
(f)    Antitrust Approvals. All applicable waiting periods under the HSR Act and Other Antitrust Laws shall have expired or been terminated, if applicable.
(g)    R&W Insurance Policy.    Purchaser shall have obtained the R&W Insurance Policy with a retention amount not to exceed 1.5% of the Company’s enterprise value based on the value of the consideration, inclusive of the Closing Indebtedness as of the Closing Date, payable pursuant to this Agreement.
(h)    Purchaser Control Transaction. In the event that the Purchaser shall have consummated, or concurrently with the Closing shall consummate, a Purchaser Control Transaction, where at least seventy-five percent (75%) of the consideration therein consists, or consisted of cash or marketable securities that are traded on a national securities exchange or listed on any National Association of Securities Dealers Automated Quotation System that can be liquidated to cash within sixty (60) days of the issuance thereof to the Sellers, without restriction.

Section 7.3    Frustration of Closing Conditions. Neither the Purchaser nor the Sellers may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.

ARTICLE VIII

Termination, Amendment and Waiver
Section 8.1    Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated by this Agreement and the other Transaction Documents abandoned at any time prior to the Closing, whether before or after the approval of this Agreement by receipt of the Purchaser Required Vote, if applicable:
(a)    by mutual written consent of the Sellers, on the one hand, and the Purchaser, on the other;
(b)    by the Sellers, if the Purchaser shall breach in any material respect any of its representations, warranties or covenants in this Agreement and such breach would entitle the Sellers not to consummate the transaction hereunder pursuant to Section 7.2 on or before the Outside Date; provided, that, if such breach is curable by the Purchaser and such cure is reasonably likely to be accomplished prior to the Outside Date, then for so long as the Purchaser pursues such cure until two (2) Business Days before the Outside Date, the Sellers may not terminate this Agreement under this Section 8.1(b); provided, further, that, the Sellers shall not be entitled to terminate this Agreement under this Section 8.1(b) at any time either of them is in material breach of any of its representations, warranties or covenants in this Agreement;
(c)    by the Purchaser, if any of the Sellers shall breach in any material respect any of its or their respective representations, warranties or covenants in this Agreement that would entitle the Purchaser not to consummate the transaction hereunder pursuant to Section 7.1 on or before the Outside Date; provided, that, if such breach is curable by such Seller and such cure is reasonably likely to be accomplished prior to the Outside Date, then for so long as such Seller pursues such cure until two (2) Business Days before the Outside Date, the Purchaser may not terminate this Agreement under this Section 8.1(c); provided, further, that, the Purchaser shall not be entitled to terminate this Agreement under this Section 8.1(c) at any time the Purchaser is in material breach of any of its representations, warranties or covenants in this Agreement;
(d)    by the Purchaser, subject to the payment of the Purchaser Termination Fee as described in Section 8.2 below, if the Purchaser reasonably determines that the performance by the Purchaser of this Agreement or of any of the Purchaser Documents or the consummation by the Purchaser of the transactions contemplated hereby or thereby would interfere in any way with the Purchaser’s ability to pursue or consummate a Purchaser Control Transaction;
(e)    by the Purchaser, in the event Purchaser is not satisfied, in its reasonable discretion, with the Schedules delivered to Purchaser by Sellers pursuant to Section 6.13 above, provided that Purchaser exercises such termination right within ten (10) Business Days from receipt of such Schedules; or
(f)    by either the Purchaser, subject to the payment of the Purchaser Termination Fee described in Section 8.2 below, or the Sellers, if the Closing shall not have been consummated on or before the Outside Date, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein

Section 8.2    Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all rights and obligations of the parties under this Agreement shall terminate and no Party shall have any liability to any other party, except for obligations of the parties in this Section 8.2, Section 6.5 and Article X, which shall survive the termination of this Agreement, and except that nothing herein will relieve any party from liability for any breach, occurring prior to such termination, of any representation, warranty, agreement or covenant contained herein. In the event Purchaser exercises its termination right pursuant to Section 8.1(d) or Section 8.1(f) above, then within five (5) days from the Purchaser’s termination of this Agreement, the Purchaser shall pay in immediately available funds, a lump sum payment equal (x) to the Company, the amount of all documented out-of-pocket costs, fees and expenses incurred by the Company in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements, up to an aggregate amount of $300,000 and (y) to Edcity, $400,000 (collectively, the “Purchaser Termination Fee”); provided, however, that any cost, fee or expense shall only be reimbursable under this Section 8.2 if and when the Company has delivered reasonable documentation therefor to the Purchaser.

ARTICLE IX

Survival; Indemnification; and Escrow
Section 9.1    Survival of Representations, Warranties and Covenants.
(a)    Except as set forth in the immediately succeeding sentences of this Section 9.1(a), the representations and warranties provided for in this Agreement shall survive the Closing for one (1) year from the Closing Date. The Fundamental Representations shall survive the Closing and remain in full force until ninety (90) days after the expiration of the applicable statute of limitations. The survival period of each representation or warranty as provided in this Section 9.1 is hereinafter referred to as the “Survival Period.” The covenants contained in this Agreement shall survive the Closing until they are otherwise terminated by their respective terms.
(b)    Any representation, warranty, covenant or other agreement in respect of which indemnity may be sought under this Article VI, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 9.1 if written notice of the claim giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time and, in any such case, notwithstanding anything herein to the contrary, such representation, warranty, covenant or other agreement shall survive until any claim for indemnity related to such inaccuracy or breach or potential inaccuracy or breach is settled or resolved.

Section 9.2    Indemnification.
(a)    Each of the Sellers shall, on a several basis, subject to Section 9.2(d), indemnify and hold harmless the Purchaser, its Affiliates and their respective officers, directors,

employees, agents and representatives, and any Person claiming by or through any of them (the “Purchaser Indemnified Parties”), against and in respect of any and all Damages:
(i)    based upon, attributable to or resulting from the failure of any of the representations or warranties made by the Sellers in this Agreement, any Seller Document, any Company Document or any certificate delivered pursuant hereto to be true and correct in all respects at and as of the Signing Date and at and as of the Closing Date;
(ii)    based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Sellers or, prior to the Closing, the Company under this Agreement, any Seller Document, any Company Document or any certificate delivered pursuant hereto;
(iii)    for Indemnified Taxes;
(iv)    based upon, attributable to or arising out of or with respect to any Excess Transaction Expenses or Retention Expenses;
(v)    any fees, expenses or other payments incurred or owed by the Company or the Sellers to any brokers, financial advisors or other comparable Persons retained or employed by any of them, or otherwise claiming by or through any of them, in connection with the transactions contemplated by this Agreement or any Transaction Document;
(vi)    based upon, attributable to or resulting from the acts or omissions of the Representative in its capacity as such; and
(vii)    the amount of any Closing Indebtedness finally determined under Section 2.4, in excess of the amount paid (or required to have been paid) at Closing under Section 2.2(b)(iv), and any claims by holders of Stock Options; and
(viii)    the matters set forth on Schedule 9.2(a)(vii).
The Purchaser Indemnified Parties shall not be entitled to recover Damages from the Sellers for any claim for indemnification pursuant to Section 9.2(a)(i) first made after the expiration of the applicable Survival Period. The indemnification obligations of the Seller Indemnifying Parties set forth in Section 9.2(a)(ii) through Section 9.2(a)(vii) shall continue in full force and effect forever.
(b)    The Purchaser, subject to Section 9.2(e), shall indemnify and hold harmless the Sellers, their respective Affiliates and their respective officers, directors, partners, members, managers, employees, agents and representatives (the “Seller Indemnified Parties”), and any Person claiming by or through any of them, against and in respect of any and all Damages arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by the Purchaser in this Agreement, any Purchaser Document or any certificate delivered pursuant hereto and (ii) the breach by the Purchaser of any covenant or agreement to be performed by the Purchaser hereunder, in any Purchaser Document or in any certificate delivered pursuant hereto. The Seller Indemnified Parties shall not be entitled to recover Damages from the

Purchaser for any claim for indemnification pursuant to Section 9.2(b)(i) first made after the expiration of the applicable Survival Period. The Purchaser’s indemnification obligations set forth in Section 9.2(b)(ii) shall continue in full force and effect forever.
(c)    With respect to a matter for which indemnification is sought under this Section 9.2, the Person providing such indemnification in respect of such matter pursuant to this Section 9.2 is hereinafter referred to as an “Indemnifying Party” and the Person entitled to be indemnified in respect of such matter pursuant to the provisions of this Section 9.2 is hereinafter referred to as an “Indemnified Party.”
(d)    The indemnification obligations of the Sellers set forth in Section 9.2(a)(i), other than the indemnification obligations for breaches of the Fundamental Representations, shall not apply to any claim for Damages until the aggregate of all such claims exceeds fifty percent (50%) of the R&W Insurance Policy Retention Amount (the “Basket Amount”), in which event the indemnity obligation of the Sellers for such claims shall apply to all Damages in excess of the Basket Amount subject to the Cap Amount. The indemnification obligations of the Sellers set forth in Section 9.2(a)(i), other than the indemnification obligations for breaches of the Fundamental Representations, shall be subject to a maximum liability equal to the Indemnity Escrow Amount (the “Cap Amount”). The indemnification obligations of the Sellers set forth in Section 9.2(a)(i) with respect to breaches of the Fundamental Representations and Section 9.2(a)(ii) through Section 9.2(a)(vii) shall not be subject to the Basket Amount or Cap Amount limitations set forth in this Section 9.2(d). All claims made during the relevant Survival Period shall be counted in determining whether the thresholds specified above have been achieved.
(e)    Each Purchaser Indemnified Party’s sole recourse and exclusive remedy with respect to any claims or Damages arising out of or resulting from the causes enumerated in Section 9.2(a)(i), other than the indemnification obligations for breaches of the Fundamental Representations or that arise form or relate to the fraudulent conduct, willful breach or intentional misrepresentation of any Seller, will be to the balance of the Indemnity Escrow Fund then remaining in the Escrow Account and the R&W Insurance Policy. Notwithstanding anything herein to the contrary, none of the limitations contained in this Agreement shall limit recovery otherwise available under the R&W Insurance Policy.
(f)    All indemnification payments under Article IX will, to the extent permitted by applicable Law, be treated for all Tax purposes as adjustments to the Closing Consideration. None of the Purchaser, the Company or the Sellers will take any position that is inconsistent with such treatment unless required by applicable Law.
(g)    Notwithstanding any provision herein to the contrary, no limitation on a party’s liability provided for herein shall apply in the event of the fraudulent conduct, willful breach or intentional misrepresentation of such party.
(h)    For the purposes of determining whether any representation or warranty was breached or the calculation of the amount of any Damages related to a breach of any representation or warranty, the representations and warranties set forth in this Agreement shall be considered without regard to any “Sellers’ Knowledge,” “knowledge”, “material,” “Material Adverse Effect” or similar qualifications set forth therein.
(i)    The representations, covenants and obligations of the Sellers, and the rights and remedies that may be exercised by the Purchaser Indemnified Parties based on such representations, covenants and obligations, will not be limited or affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.
(j)    The amount of Damages recoverable by an Indemnified Party under this Article IX with respect to an indemnity claim shall be reduced by: (i) any proceeds received by such Indemnified Party or its Affiliate, with respect to the Damages to which such indemnity claim relates, from an insurance carrier (after giving effect to any applicable deductible or retention and increase in future premiums as a result of the claim); (ii) the amount of any Tax savings actually realized (determined on a cash with or without basis) by such Indemnified Party by the close of the calendar year following the year of the indemnity payment hereunder as a result of the state of the facts that entitled the Indemnified Party to a recovery pursuant to this Article IX; (iii) any payment to the Indemnified Party from a third party not affiliated with the Indemnified Party on account of such Damage; or (iv) any reserve set forth in, or provision made in, the Financial Statements in respect of the events or transactions giving rise to such Damages. Except in connection with any judgment or settlement of a Third Party Claim, Damages shall not include any special or punitive damages. Each party shall (and shall cause its Affiliates to) use reasonable commercial efforts to pursue all legal rights and remedies available in order to minimize the Damages (including seeking permitted Tax savings or the filing of an appropriate insurance claim) for which indemnification is provided to it under this Article IX.

Section 9.3    Escrow; R&W Insurance Policy.
(a)    Any payment that the Sellers are obligated to make to any Purchaser Indemnified Parties pursuant to this Article IX shall be paid first from the remaining portion of the Indemnity Escrow Amount then held in the Escrow Account by release of such funds to the Purchaser Indemnified Parties from the Escrow Account by the Escrow Agent pursuant to the terms of the Escrow Agreement.
(b)    To the extent any amounts that the Sellers are obligated to pay to any Purchaser Indemnified Parties pursuant to this Article IX in respect of claims under Section 9.2(a)(i) or Section 9.2(a)(iii) exceed the then remaining portion of the Indemnity Escrow Amount then held in the Escrow Account, any such excess amounts shall be satisfied solely by recovery under the R&W Insurance Policy; provided, however, to the extent that any such claims either (x) arise out of or relate to a breach or inaccuracy or alleged breach or inaccuracy of a Fundamental Representation or the fraudulent conduct, willful breach or intentional misrepresentation of any Seller or (y) arise under Section 9.2(a)(iii), and are not satisfied in full through payments of the

Indemnity Escrow Amount from the Escrow Account or payments under the R&W Insurance Policy, then the Sellers shall, on a several basis (in accordance with their respective Allocation Percentages), be required to pay all of such additional sums due and owing to the Purchaser Indemnified Parties by wire transfer of immediately available funds within five (5) Business Days after the date of such notice.
(c)    To the extent any amounts that the Sellers are obligated to pay to any Purchaser Indemnified Parties pursuant to this Article IX in respect of claims under Section 9.2(a) (other than pursuant to clause (i) thereof to the extent the claims do not arise out of or relate to a breach or inaccuracy or alleged breach or inaccuracy of a Fundamental Representation or the fraudulent conduct, willful breach or intentional misrepresentation of any Seller) exceed the then remaining portion of the Indemnity Escrow Amount then held in the Indemnity Escrow Account, any such excess amounts shall be paid by the Sellers shall, on a several basis (in accordance with their respective Allocation Percentages), to the Purchaser Indemnified Parties by wire transfer of immediately available funds within five (5) Business Days after the date of such notice.
(d)    Subject to the provisions of the Escrow Agreement, each of the Sellers acknowledges and consents to the right of the Purchaser Indemnified Parties to collect from the then remaining portion of the Indemnity Escrow Amount held in the Indemnity Escrow Account the amount of any Damages payable to any Purchaser Indemnified Party by the Sellers in accordance with this Article IX.
(e)    On the first (1st) anniversary of the Closing Date, Escrow Agent shall release to the Representative (for further distribution to the Sellers in accordance with their respective Allocation Percentages) any amount equal to the then remaining portion of the Indemnity Escrow Amount held in the Indemnity Escrow Account minus an amount (up to the total amount then held by the Escrow Agent) equal to the amount of claims for indemnification under this Article IX asserted but not yet resolved (“Unresolved Claims”) as of such date. The portion, if any, of the Indemnity Escrow Amount retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay the Purchaser for any such claims resolved in favor of the Purchaser) upon their resolution in accordance with this Article IX and the Escrow Agreement.

Section 9.4    Procedures for Third Party Claims. In the case of any claim for indemnification arising from a claim of a third party (a “Third Party Claim”), an Indemnified Party shall give prompt written notice, following such Indemnified Party’s receipt of such claim or demand, to the Indemnifying Party of any claim or demand of which such Indemnified Party has knowledge and as to which it may request indemnification hereunder; provided, however, that failure to give such notice will not affect such Indemnified Party’s rights furnished hereunder unless, and then solely to the extent that, the rights of the parties from whom indemnity is sought are materially prejudiced as a result of such failure. The Indemnifying Party shall have the right (and if they elect to exercise such right, to do so within ten (10) days after receiving such notice from the Indemnified Party) to defend and to direct the defense against any such claim or demand, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party; provided that the Indemnifying Party shall only be entitled to assume control of the defense of such action only to the extent the Indemnifying Party acknowledges in writing its indemnity obligations and assumes and holds the Indemnified Party harmless from and against the full amount of any Damages resulting therefrom; and provided further that the Indemnifying Party shall not be entitled to assume control of such defense if (i) the Indemnifying Party shall not have taken any action to defend such third party claim within such ten (10) day period; (ii) such claim or demand seeks an Order, injunction or other equitable relief against the Indemnified Party, (iii) the Indemnified Party shall have reasonably concluded that (x) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such claim or demand or (y) the Indemnified Party has one or more defenses not available to the Indemnifying Party or (iv) such claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such third party claim. Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such claim or demand. The Indemnified Party shall have the right to participate in the defense of any claim or demand with counsel employed at its own expense; provided, however, that, in the case of any claim or demand described in clause (i) or (ii) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such claim or demand, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no indemnification obligations with respect to any such claim or demand which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not settle any such claim without the prior written consent of the Indemnified Party, unless such claim solely involves a claim for monetary Damages and such settlement is accompanied by a document releasing the Indemnified Party from all liability with respect to the matter in controversy.

Section 9.5    Procedures for Inter-Party Claims. In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third Party Claim), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying, to the extent then known, the amount of such claim and any relevant facts and circumstances relating thereto. The Indemnified Party and the Indemnifying Party shall negotiate in good faith for a thirty (30) day period regarding the resolution of any disputed claims for Damages. If no resolution is reached with regard to such disputed claim between the Indemnifying Party and the Indemnified Party within such thirty (30) day period, the Indemnified Party shall be entitled to seek appropriate remedies in accordance with the terms hereof. Promptly following the final determination of the amount of any Damages claimed by the Indemnified Party, the Indemnifying Party shall pay such Damages to the Indemnified Party by wire transfer or check made payable to the order of the Indemnified Party, without interest. In the event that the Indemnified Party is required to institute Proceedings in order to recover Damages hereunder, the cost of such Proceedings (including costs of investigation and reasonable attorneys’ fees and disbursements) shall be added to the amount of Damages payable to the Indemnified Party if the Indemnified Party recovers Damages in such Proceedings. In the event that a party hereto claiming to be an Indemnified

Party institutes Proceedings in order to recover Damages hereunder and the applicable court refuses to award any Damages to such party, such party shall reimburse the defending party for the cost of such Proceedings (including costs of investigation and reasonable attorneys’ fees and disbursements).

ARTICLE X

Miscellaneous
Section 10.1    Notices. All notices and other communications hereunder will be in writing and will be deemed received (a) on the date of delivery if delivered personally or by telecopy or facsimile or other electronic means (in the case of electronic means with copies by next day air courier or by registered or certified mail, return receipt requested, postage prepaid), (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder must be delivered as set forth below, or pursuant to instructions as may be designated in writing by the party to receive such notice:
If to the Purchaser (or, after the Closing, the Company):

Cambium Learning Group, Inc.
17855 Dallas Parkway, Suite 400
Dallas, Texas 75287
Attention: Barbara Benson
Fax:
Email Barbara.benson@cambiumlearning.com:

With a copy to:    Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, NY 10020
Phone: 212.204.8688
Fax: 973.597.2507
Attention: Steven E. Siesser, Esq.

If to the Company (prior to the Closing) or to the Sellers (prior to the Closing):

VKidz Holdings Inc.
6300 NE 1st Ave., Suite 203
Fort Lauderdale, FL 33334
Phone:
Fax:

Attention: John G. Edelson, President

With a copy to:
Perlman, Bajandas, Yevoli & Albright, P.L.
200 S. Andrews Ave., Suite 600
Fort Lauderdale, FL 33301
Phone: 954.566.7117
Fax: 954.566.7115
Attention: Jason E. Perlman, Esq.
If to the Representative (including on behalf of the Sellers after the Closing):

VSS Vkidz LLC
55 East 52nd Street, 33rd Floor
New York, NY 10055
Phone: 212.381.8424
Fax: 212.381.8168
Attention: David Bainbridge

Section 10.2    Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereby.

Section 10.3    Governing Law; Consent to Jurisdiction.
(a)    This Agreement will be governed in all respects, including but not limited to, as to validity, interpretation and effect, by the internal Laws of the State of New York, without giving effect to its principles or rules of conflict of laws (to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the Laws of another jurisdiction).
(b)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or Proceeding may be heard and determined in such New York state court or, to the extent permitted by Law, in such federal court and agrees to waive any objection as to venue in the federal or state courts located in the county of New York, State of New York. Each of the parties hereto agrees that a final judgment in any such action or Proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 10.4    Assignment; Successors and Assigns; No Third Party Rights. This Agreement may not be assigned by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment shall be null and void, provided the Purchaser may assign all or part of its rights under this Agreement to any Affiliate of the Purchaser or any purchaser of either the Purchaser or its business without the consent of any other parties hereto, provided that any such assignment shall not release the Purchaser from any of its obligations under this Agreement, including Purchaser’s obligation to provide the Equity Consideration (which shall be Purchaser Common Stock) to the Sellers, except to the extent expressly agreed by the Sellers in writing. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective successors, assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder; provided, however, that Article IX shall also be for the benefit of the Purchaser Indemnified Parties and the Seller Indemnified Parties.

Section 10.5    Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, by facsimile (or a photocopy or PDF) or otherwise. Each such counterpart shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

Section 10.6    Headings. The headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 10.7    Entire Agreement. This Agreement, including the Schedules attached thereto, collectively with the Transaction Documents and the NDA, constitutes the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

Section 10.8    Amendment and Modification. Subject to the provisions of applicable Law, at any time prior to the Closing, whether before or after receipt of the Purchaser Required Vote, if applicable, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties (provided, however, that, after the Closing, this Agreement may solely be modified or amended by Purchaser and the Sellers and the Company shall not have any such rights).

Section 10.9    Public Announcement. Except as may be required by Law, neither the Sellers nor the Company shall issue any press release or otherwise make any public disclosures regarding this Agreement or the transactions contemplated hereby or any dealings between or among the parties in connection with the subject matter hereof without the prior written approval of the Purchaser. In the event that any such press release or other public disclosure shall be required by Law, the Sellers and the Company shall consult in good faith with the Purchaser with respect to the form and substance of such release or other disclosure prior to the public dissemination thereof if time permits and if such consultation is permitted by Law.

Section 10.10    Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

Section 10.11    Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

Section 10.12    Joint Negotiation and Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the agreements ancillary hereto and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement and the agreements ancillary hereto shall be construed as jointly drafted by the parties hereto or thereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or of any of the agreements ancillary hereto.

Section 10.13    Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

Section 10.14    Attorneys’ Fees. If any Proceeding relating to any of the Transaction Documents or the enforcement of any provision of any of the Transaction Documents is brought against any party to this Agreement, the prevailing party, as determined by a court of competent jurisdiction, shall be entitled to recover reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

Section 10.15    Remedies Cumulative; Specific Performance. The rights and remedies of the parties shall be cumulative, and not alternative. The Sellers and the Company agree that: (a) in the event of any breach or threatened breach by the Sellers of any covenant, obligation or other provision set forth in this Agreement, the Purchaser shall be entitled, in addition to any other remedy that may be available to it, to (i) an Order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) neither the Purchaser nor any other Purchaser Indemnified Party shall be required to provide any bond or other security in connection with any such Order or injunction or in connection with any related Proceeding.

Section 10.16    Conflict Waiver.
(a)    Each of the Sellers acknowledges and agrees, on its own behalf and on behalf of its directors, managers, stockholders, members, partners, officers, employees, and Affiliates that (i) the Purchaser is the client of Firm and not the Company or any of the Sellers, (ii) the Sellers’ interests may be different than the interests of the Purchaser, (iii) Firm has not provided any legal, tax or financial advice to the Sellers and (iv) each of the Sellers had an opportunity to consult with its own legal counsel, and tax and financial advisors regarding the terms and conditions of this Agreement and the other Seller Documents and the transactions contemplated hereby and thereby.
(b)    Each party to this Agreement agrees that Firm may continue to serve as counsel to the Purchaser and any of its Affiliates, in connection with any matters unrelated or related to this Agreement, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby notwithstanding any representation of Affiliates of VSS by Firm prior to the Signing Date, and waives any claim it has or may have that Firm has a conflict of interest or is otherwise prohibited from engaging in such representation. Each party to this Agreement hereby agrees that in the event a dispute arises after the Signing Date between the Purchaser and/or any of its Affiliates, on the one hand, and any of the Sellers and/or any of their respective Affiliates, on the other hand, Firm may represent the Purchaser and/or any of its Affiliates in such dispute even though the interests of such person(s) may be directly adverse to the Sellers.
(c)    Each party to this Agreement further acknowledges that Firm, counsel for the Purchaser, has in the past performed, currently performs and may continue to perform legal services for one or more Affiliates of VSS in matters unrelated to the transactions contemplated hereby. Accordingly, each party to this Agreement hereby acknowledges that they have had an opportunity to ask for information relevant to this disclosure. Each Seller hereby consents to, and waives the conflict of interest arising from Firm’s representation of the Purchaser in connection with the transactions contemplated hereby and any and all existing or future matters of every type and description, whether such matters on behalf of the Purchaser are adverse to the Sellers, their respective Affiliates or equity holders, or otherwise, and further agrees that it will not seek to disqualify Firm from such representation of the Purchaser. The Purchaser hereby consents to, and waives the conflict of interest arising from Firm’s continued representation of VSS and/or its Affiliates or equity holders in matters unrelated to the transactions contemplated hereby, now and in the future, and any and all existing or future matters of every type and description, other than in connection with matters in which VSS and/or its Affiliates or equity holders are adverse to the Purchaser or any of their respective Affiliates or equity holders.

ARTICLE XI

REPRESENTATIVE
Section 11.1    Appointment. Each of the Sellers authorizes and irrevocably appoints VSS Kidz LLC as the Representative (provided, that, if the Purchaser shall not have consummated, or concurrently with the Closing is not consummating, a Purchaser Control Transaction, the Sellers shall appoint a non-VSS Affiliate as the Representative) to serve as agent for and attorney-in-fact of such Seller (the individual or entity fulfilling such role, as determined by this Section 11.1, the “Representative”), with full power and authority, including power of substitution, acting in the name of, or for and on behalf of, each Seller, to do the following: (a) deliver and receive notices, including service of process, with respect to any matter under this Agreement and the Escrow Agreement (b) execute and deliver any and all documents and take any and all such actions as shall be required or permitted of the Representative pursuant to this Agreement or the Escrow Agreement, including any and all such documents and actions with respect to the final determination of the Closing Date Reports or the Final Consideration pursuant to Section 2.4; (c) provide notice of, demand, pursue and enforce, in her discretion, any claim against the Purchaser for a breach of this Agreement or the Escrow Agreement including any claim for indemnification pursuant to Article IX; (d) take, in her discretion, any and all actions, and deliver and receive any and all notices hereunder in respect of or in connection with any claim for indemnification by any Purchaser Indemnified Parties pursuant to Article IX, including the negotiation, settlement or compromise of any disagreement or dispute with Purchaser Indemnified Parties in respect thereof; (e) withhold funds to pay expenses and obligations arising in its capacity as Representative; (f) execute and deliver, on behalf of the Sellers, any contract, agreement, amendment or other document or certificate, including any settlement agreement or release of claims, to effectuate any of the foregoing or as may otherwise be specifically permitted by this Agreement or the Escrow Agreement, any such contract, agreement, amendment or other document or certificate to have the effect of binding the Sellers as if the Sellers had personally entered into such agreement; (g) take all such other actions as the Representative shall deem necessary or appropriate, in her discretion, for the accomplishment of the foregoing and the transactions contemplated by this Agreement or the Escrow Agreement, and (h) engage such attorneys, accountants, consultants and other Persons as the Representative, in her discretion, deems necessary or appropriate to accomplish any action required or permitted of it under this Agreement or the Escrow Agreement.
Any decision, act, consent, approval or instruction of the Representative given or made pursuant to this Section 11.1 shall constitute a decision, act, consent, approval or instruction of the Sellers, and the Purchaser and the Company shall be entitled to conclusively rely upon any such decision, act, consent, approval or instruction of the Representative, or representation of the Representative with respect to any such act, decision, consent, approval or instruction, as being the decision, act, consent, approval or instruction, or representation, of the Sellers. The appointment and power of attorney made in this Section 11.1 shall to the fullest extent permitted by applicable Laws be deemed an agency coupled with an interest and all authority conferred hereby shall to the fullest extent permitted by law be irrevocable and not be subject to termination by operation of applicable Laws, whether by the death or incapacity or liquidation or dissolution of any Seller or the occurrence of any other event or events. Any action taken by the Representative on behalf of the Sellers pursuant to this Agreement or the Escrow Agreement shall be as valid as if any such death, incapacity, liquidation, dissolution or other event had not occurred, regardless of whether or not the Representative, the Company or the Purchaser shall have received notice of any such death, incapacity, liquidation, dissolution or other event.
The Representative shall have the sole and exclusive right to handle the foregoing matters for which the Representative has been appointed the exclusive agent and attorney-in-fact of the Sellers. No Seller (other than, if applicable, the Representative) shall have any right to participate in the resolution of such matters in any manner.

Section 11.2    Representative Fund. The Closing Consideration shall include the sum of $250,000 (the “Representative Fund Amount”) to be withheld by the Representative at the Closing and available for use by the Representative in its discretion following the Closing for the payment of all reasonable out-of-pocket costs and expenses incurred by the Representative in connection with the exercise by it of the authority granted to it herein (including reasonable attorneys’ fees and expenses, the fees and expenses of any accountants or other professional advisors retained by the Representative and any portion of the fees and expenses of the Accounting Firm for which the Representative is liable hereunder) (the “Representative Fund”). Any amount remaining in the Representative Fund after the final resolution of all claims asserted hereunder, shall be distributed to the Sellers in accordance with their respective Allocation Percentages, as if such amount had been included in the Closing Consideration.

Section 11.3    Substitute Appointment. In the event of the incapacity, death or disability of the Representative, the Representative (or its trustee, receiver or personal representative) shall promptly designate a substitute and provide written notice to the Purchaser and the Sellers of such substitute, which substitute shall from the time of such designation have all the rights and responsibilities of the Representative hereunder.

Section 11.4    Reliance by Representative. As between the Representative and the other Sellers, the Representative shall be entitled to rely, and shall be fully protected against the other Sellers in relying, upon any statements furnished to it by any Seller or, following the Closing, the Company, and the Representative shall be entitled to act on the advice of counsel selected by it and shall not be liable for any action or inaction done in good faith by the Representative based on such advice.

Section 11.5    No Liability of Representative. The Representative will not be liable to the Sellers for any action taken by the Representative in good faith without gross negligence or willful misconduct, and the Sellers hereby agree to jointly and severally indemnify the Representative from any Damages arising out of service in its capacity as the Representative hereunder. The Representative is serving in such capacity solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Sellers hereunder, and the Purchaser agrees on behalf of itself and all Purchaser Indemnified Parties not to look to the assets of the Representative, in such capacity, for the satisfaction of any obligations of the Sellers hereunder. In no event shall the Representative be liable to any Seller for indirect, punitive, special or consequential damages.

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IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed as of the day and year first above written.

PURCHASER:

CAMBIUM LEARNING GROUP, INC.

By: /s/ Barbara Benson
Name: Barbara Benson
Title: Chief Financial Officer

SELLERS:

EDCITY HOLDING INC.

By: /s/ John Edelson
Name: John Edelson
Title: President

VSS VKIDZ LLC

By: /s/ David F. Bainbridge
Name: David F. Bainbridge
Title: Authorized Signatory

REPRESENTATIVE:
VSS VKIDZ LLC By: /s/ David F. Bainbridge Name: David F. Bainbridge Title: Authorized Signatory COMPANY: VKIDZ Holdings Inc. By: /s/ John Edelson Name: John Edelson Title: President